UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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People’s United Financial, Inc.

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March 26, 2010

Dear Shareholder:

On behalf of the Board of Directors of People’s United Financial, Inc., I cordially invite you to attend our 2010 annual meeting of shareholders at 850 Main Street, Bridgeport, Connecticut on Thursday, May 6, 2010 at 9:00 a.m. The accompanying proxy statement details the actions on which you are asked to vote at the annual meeting. Please read it carefully.

I hope you will attend the annual meeting but if you cannot, I urge you to complete, sign and date the proxy card and return it promptly in the postage-paid envelope to ensure that your shares are represented. You may also choose to cast your vote by telephone or electronically, instead of by mail. If you have any questions about your proxy card, voting procedures or other matters set forth in the proxy statement, please feel free to call our Investor Relations department at 203-338-7228.

On behalf of our Board of Directors, our management team and all of our employees, I want to thank you for your investment in People’s United Financial and the continued opportunity to work for you.

Sincerely,

Philip R. Sherringham

President and Chief Executive Officer

People’s United Financial, Inc. • 850 Main Street, P.O. Box 1580 • Bridgeport, Connecticut 06601-1580 • 203-338-7171

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON MAY 6, 2010

NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of People’s United Financial, Inc. (“People’s United”) will be held on Thursday, May 6, 2010, at 9:00 a.m. local time at 850 Main Street, Bridgeport, Connecticut, for the following purposes:

1. To elect three directors who, with the seven directors whose terms of office do not expire at the annual meeting, will constitute the full Board of Directors of People’s United.

2. To ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010.

3. To consider and vote upon a proposal submitted by a shareholder.

4. To act on any other proposal that may properly come before the annual meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on March 8, 2010 as the record date for determination of shareholders entitled to notice of and to vote at the 2010 annual meeting or at any adjournment or postponement thereof. Record holders of People’s United common stock as of the record date are entitled to vote at the annual meeting.

A list of the holders of People’s United common stock entitled to vote at the annual meeting will be available for inspection on request by any People’s United shareholder for any purpose germane to the annual meeting at our headquarters, located at 850 Main Street, Bridgeport, Connecticut 06604, during normal business hours beginning no later than ten days prior to the date of the annual meeting and continuing through the date of the annual meeting.

WE URGE YOU TO COMPLETE AND RETURN PROMPTLY THE ACCOMPANYING PROXY, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING. YOU MAY CAST YOUR VOTE BY TELEPHONE OR ELECTRONICALLY INSTEAD IF YOU SO CHOOSE. IF YOU WERE A SHAREHOLDER OF RECORD ON THE RECORD DATE AND ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY OR TELEPHONE OR ELECTRONIC VOTE AND VOTE IN PERSON.

By Order of the Board of Directors

Susan D. Stanley, Secretary

Bridgeport, Connecticut

March 26, 2010

People’s United Financial, Inc. • 850 Main Street, P.O. Box 1580 • Bridgeport, Connecticut 06601-1580 • 203-338-7171

PROXY STATEMENT

General

We are furnishing this proxy statement to the shareholders of People’s United Financial, Inc., which we refer to as People’s United or the Company, in connection with the solicitation of proxies by our Board of Directors for use at the 2010 annual meeting of shareholders to be held on Thursday, May 6, 2010 at 9:00 a.m. local time at 850 Main Street, Bridgeport, Connecticut. At the 2010 annual meeting, holders of the common stock, $0.01 par value per share, of People’s United will be asked to elect three directors; to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010; to consider and vote on a proposal submitted by a shareholder; and to act on any other proposal that may properly come before the annual meeting or any adjournment or postponement thereof.

We are furnishing this proxy statement and the enclosed form of proxy to our shareholders beginning on or about March 26, 2010.

Proxies

The accompanying form of proxy is for use at the 2010 annual meeting if you will be unable to attend in person or wish to have your shares voted by proxy even if you do attend the meeting. Instead of completing the accompanying form of proxy, you may cast a proxy vote by telephone or electronically, by following the telephone or Internet voting instructions printed on the proxy card. You can revoke a vote cast by written proxy or by proxy authorized by telephone or electronically, at any time before the proxy is exercised, by submitting to the Company’s Corporate Secretary a written notice of revocation or a properly executed proxy bearing a later date, by casting a subsequent vote by telephone or electronically, or by attending the meeting and voting in person. However, attendance at the annual meeting will not in and of itself constitute revocation of a proxy or other previously cast vote. You should address any written notices of revocation and other communications with respect to the revocation of proxies to: People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary. In addition, if your shares of common stock are not registered in your name, you will need additional documentation from the record holder(s) of such shares to vote in person at the annual meeting.

All shares of common stock represented by properly executed or telephonically or electronically authorized proxies received pursuant to this solicitation, and not subsequently revoked, will be voted at the annual meeting in the manner specified by the shareholder submitting the proxy. If no specification is made, the proxies will be voted “for” the election of each of the nominees for director identified in this proxy statement; “for” ratification of the appointment of KPMG LLP as our independent registered public accounting firm for the year ending December 31, 2010; “abstain” with respect to the shareholder proposal; and in the discretion of the proxy holders, as to any other matter that may properly come before the annual meeting.

People’s United will bear the entire cost of soliciting proxies. In addition to the solicitation of proxies by mail, we will request banks, brokers and other record holders to send proxies and proxy material to the beneficial owners of our stock and secure their voting instructions, if necessary. We will reimburse those record holders for their reasonable expenses in doing so. If necessary, we may also use our regular employees, who will not be specially compensated, to solicit proxies from shareholders, either personally or by telephone, facsimile, other electronic means, or special or express delivery letter.

Record Date and Voting Rights

The Board of Directors has fixed March 8, 2010 as the record date for determining People’s United shareholders entitled to notice of and to vote at the 2010 annual meeting. Only holders of record of shares of common stock at the close of business on that date are entitled to notice of and to vote at the annual meeting. On the record date, there were approximately 21,000 holders of record of People’s United common stock and 374,747,156 shares of common stock outstanding.

Shares representing a majority of the votes entitled to be cast at the annual meeting must be present in person or by proxy at the annual meeting in order for a quorum to be present. Shares of common stock present but not voting, and shares for which proxies have been received but with respect to which holders of such shares have abstained, will be counted as present for purposes of determining the presence or absence of a quorum for the transaction of business at the annual meeting. Shares represented by proxies returned by a broker holding such shares in nominee or “street” name will be counted for purposes of determining whether a quorum exists, even if those shares are not voted on matters where discretionary voting by the broker is not allowed (known as broker non-votes).

Each share of common stock entitles a holder of record on the record date to one vote on each matter to be presented at the annual meeting, and all such shares vote together as a single class. Directors will be elected by a plurality of the votes cast by the shares of common stock present in person or by proxy at the annual meeting. A “plurality” means that the nominees with the largest number of votes are elected as directors, up to the maximum number of directors to be elected at the annual meeting. All other matters presented to the shareholders for determination require the affirmative vote of a majority of the outstanding shares of common stock present in person or by proxy at the annual meeting.

Abstentions from voting and broker non-votes will not be deemed to have been cast either “for” or “against” approval of the matters to be considered and voted upon at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of voting for the election of directors, and will have the effect of a vote “against” ratification of the appointment of our independent registered public accounting firm, and “against” approval of the shareholder proposal.

Security Ownership of Certain Beneficial Owners

The following table sets forth information as of February 28, 2010 with respect to beneficial ownership of the Company’s common stock by any person or group as defined in Section 13(d)(3) of the Securities Exchange Act of 1934 who is known by the Company to be the beneficial owner of more than five percent of the common stock.

Name and Address of Beneficial Owners	Number of Shares; Nature of Beneficial Ownership(1)		Percent of Common Stock Owned(2)
Capital World Investors, a division of Capital Research and Management Company 333 South Hope Street Los Angeles, CA 90071	31,921,000	(3)	8.5%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	22,152,587	(4)	5.9%

(1)	Based on information in the most recent Schedule 13D or 13G filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, unless otherwise indicated.
(2)	Shares reported as owned as of date indicated on the Schedule as filed, expressed as a percentage of shares outstanding as of February 28, 2010.
(3)	Capital World Investors reports having sole voting power with respect to 5,791,000 of these shares, and sole dispositive power with respect to all of these shares. Capital World Investors disclaims beneficial ownership of all such shares pursuant to Securities and Exchange Commission Rule 13d-4.
(4)	BlackRock, Inc. reports having sole voting and dispositive power with respect to all of these shares.

We do not know of any other person who is the beneficial owner of more than 5% of the Company’s common stock as of the specified date.

Security Ownership of Management

The following table sets forth, as of February 28, 2010, the beneficial ownership of common stock by each director, each nominee for election as a director, each named executive officer (as defined below) who is not also a director, and by all directors and executive officers as a group. Except as indicated in the notes following the table, each person has sole voting and investment power with respect to the shares listed as being beneficially owned by such person.

	Common Stock
	Amount and Nature of Beneficial Ownership	Percent of Class
Directors and Nominees
Collin P. Baron	263,673	*
George P. Carter	289,551	*
John K. Dwight	132,717	*
Jerry Franklin	199,528	*
Eunice S. Groark	204,019	*
Janet M. Hansen	201,587	*
Richard M. Hoyt	249,062	*
Jeremiah J. Lowney, Jr.	244,468	*
Mark W. Richards	166,113	*
Philip R. Sherringham	1,085,785	*
James A. Thomas	223,090	*

Named Executive Officers(a)
John P. Barnes	331,333	*
Paul D. Burner	290,818	*
Robert R. D’Amore	898,339	*
William T. Kosturko	1,152	*
David K. Norton	89,368	*
All Directors, Nominees and Executive Officers as a Group (20 persons)(b)	5,781,618	1.53%

*	Denotes beneficial ownership of less than one-half of one percent of the outstanding shares of common stock.
(a)	The named executive officers consist of (1) the Chief Executive Officer (Mr. Sherringham) and Chief Financial Officer (Mr. Burner), (2) the three most highly compensated executive officers of the Company other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at year-end, and (3) up to two additional individuals who would have been covered by the second part of this rule if they had still been serving as executive officers at year-end. Mr. Kosturko, who ceased to be an executive officer in February 2009, is included as a named executive officer pursuant to the third part of this rule.
(b)	Does not include Mr. Kosturko, who was not serving as an executive officer as of the date of this table.

Stock ownership totals include shares of common stock subject to transfer restrictions (Column A), subject to forfeiture if certain conditions are not satisfied (Column B), held indirectly through benefit plans (Column C), or subject to acquisition whether upon the exercise of stock options or otherwise within 60 days from February 28, 2010 (Column D), as follows:

	A	B	C	D
Directors:
Collin P. Baron	11,226	56,492	—	77,766
George P. Carter	11,226	68,772	—	94,671
John K. Dwight	11,226	31,071	—	42,771
Jerry Franklin	11,226	56,492	—	77,766
Eunice S. Groark	11,226	56,492	—	77,766
Janet M. Hansen	11,226	56,492	—	77,766
Richard M. Hoyt	11,226	56,492	—	77,766
Jeremiah J. Lowney, Jr.	11,226	56,492	—	77,766
Mark W. Richards	11,226	31,071	—	42,771
Philip R. Sherringham	—	380,563	15,827	561,455
James A. Thomas	11,226	56,492	—	77,766

Named Executive Officers:
John P. Barnes	—	126,951	3,799	132,188
Paul D. Burner	—	176,364	3,878	57,000
Robert R. D’Amore	—	220,778	47,935	378,787
William T. Kosturko	—	—	1,152	—
David K. Norton	—	89,368	—	—
All Directors, Nominees and Executive Officers as a Group (20 persons)(a)	112,260	1,879,539	92,914	2,256,540

(a)	Does not include Mr. Kosturko, who was not serving as an executive officer as of the date of this table.

ITEM I. ELECTION OF DIRECTORS

Our certificate of incorporation and bylaws provide for the election of directors by the shareholders and for the division of the Board of Directors into three classes of directors as nearly equal in number as reasonably possible. The terms of office of the members of one class expire and a successor class is elected for a three-year term at each annual meeting of shareholders.

Our certificate of incorporation and bylaws provide that there will be between five and fifteen members of the Board of Directors, as fixed by resolution of the Board of Directors. The Board of Directors has resolved that there will be ten members of the Board following the 2010 annual meeting. The terms of John K. Dwight, Janet M. Hansen, Jeremiah J. Lowney, Jr. and Mark W. Richards expire at the annual meeting. Ms. Hansen and Messrs. Dwight and Richards have each been nominated for re-election for a three-year term expiring at the annual meeting of shareholders in 2013. Dr. Lowney will retire from the Board at the expiration of his term at the 2010 annual meeting. People’s United extends its sincere gratitude to Dr. Lowney for his many years of dedicated service to the Company and its affiliated companies, beginning in 1998.

Directors elected at the annual meeting will serve until their respective successors have been elected and qualified. Each nominee has consented to being named in this proxy statement and to serve as a director of People’s United if elected. The persons named in the proxy intend to vote shares under the authority granted by the proxy for the election of all nominees named below. If any of the nominees should be unable to serve, the persons named in the proxy will use their discretion in voting the shares represented by such proxies.

Certain information concerning the nominees and the directors continuing in office, including ages as of March 15, 2010 and the business experience of each during the past five years, is set forth below. Information regarding each director’s length of service as a director of the Company includes such person’s term of service as a director of People’s United Bank, which we refer to as the Bank.

The Board of Directors recommends that shareholders vote “FOR” the election of each of the nominees listed below.

NOMINEES TO THE BOARD OF DIRECTORS

John K. Dwight, age 64, became a member of the Board of Directors on January 1, 2008 following completion of the merger of Chittenden Corporation into People’s United. Mr. Dwight had served as a director of Chittenden since 1999. He is the founder and former Chairman of Dwight Asset Management Company, a registered investment advisor managing over $60 billion in fixed income assets for insurance companies, stable value funds, and other institutional clients. Mr. Dwight is a director of Old Mutual Asset Management US Holdings, Inc., a founding member of the Stable Value Investment Association and the Vermont Security Analysts Chapter. In addition, Mr. Dwight is a Trustee of St. Lawrence University and the Shelburne Museum.

Mr. Dwight has more than 20 years experience as a director of a publicly-held bank holding company, having served as a director and member of the audit committee of Eastern Bancorp, Inc. (parent of Vermont Federal Bank), a director of Vermont Financial Services Corporation (parent of Vermont National Bank), and a director of Chittenden (parent of multiple banks).

In evaluating Mr. Dwight’s qualifications as a director, the Board considered the contribution that his extensive expertise in the area of asset management and his considerable financial acumen has made to his board service. The Board determined that he brings to his role as director a strong proficiency in the area of analyzing and evaluating both company financial statements and complex financial instruments, which enhances his service not only as a member of the Board but also as a member of its Audit Committee and of the Bank’s Treasury and Finance Committee. As a result of his broad expertise in the areas of finance, investment and financial controls, Mr. Dwight has been identified as one of the Company’s two audit committee financial experts.

The Board also determined that the diversity of perspective of the Board as a whole benefits from Mr. Dwight’s status as a resident of Vermont and a very active member of the greater Burlington, Vermont community. The Company has extensive operations in Vermont by virtue of its 2008 acquisition of Chittenden.

Janet M. Hansen, age 67, was employed as Executive Vice President of Aquarion Company, a diversified water management company, from 1995 until her retirement in March 2005. Mrs. Hansen served as Aquarion’s Treasurer and Chief Financial Officer from 1992 through 1999. Aquarion was, until its acquisition by Kelda Group, plc in 2000, a publicly-held company listed on the New York Stock Exchange. Mrs. Hansen was President and Chief Executive Officer of Aquarion’s principal operating subsidiary, Aquarion Water Company, from 2000 to 2003. She served in a variety of other financial positions during her 29 year tenure with Aquarion in addition to the positions specifically noted above.

Mrs. Hansen became a member of the Board of Directors in February 2004. She is a member of the Audit and Executive Committees. She also serves on the Board of Directors of Pennichuck Corporation (a publicly-owned holding company for a group of water utilities and related businesses), Bridgeport Hospital, and the University of Connecticut Foundation. Mrs. Hansen is a graduate of Salem State College and has an MBA in Finance from the University of Connecticut. She is also a graduate of the Advanced Management Program and the International Senior Management Program at Harvard University.

In determining Mrs. Hansen’s qualifications for the position of director, and her contributions to the Board’s overall mix of skills and attributes, the Board noted that Mrs. Hansen’s financial background and her past experience as Treasurer and Chief Financial Officer of a publicly-held company and her current role as director and member of the Audit Committee of Pennichuck Corporation enhance her contribution to the Company’s Audit Committee and to the Bank’s Operational Risk Committee.

In her various roles at Aquarion, Mrs. Hansen had extensive experience with the preparation and evaluation of financial statements. She has a detailed understanding of generally accepted accounting principles, internal controls, and financial reporting procedures. She is also intimately familiar with the role of a public company audit committee, having not only worked closely with Aquarion’s audit committee, but also having served on the audit committees of Pennichuck Corporation, Gateway Bank (acquired in 1994 by a subsidiary of a predecessor to Bank of America Corporation), the Bank and the Company. For these reasons, the Board has identified Mrs. Hansen as an audit committee financial expert. Mrs. Hansen is also active in the Greater Bridgeport community, serving as Chairman of the audit committee of the University of Connecticut Foundation and Bridgeport Hospital.

Mark W. Richards, age 64, became a member of the Board of Directors effective January 1, 2008 immediately following completion of the merger of Chittenden into People’s United. Mr. Richards had served as a director of Chittenden from 1999 until its merger with the Company. He is President of The Richards Group in Brattleboro, Vermont, an independent, full-service insurance and financial services firm specializing in providing risk management, employee benefits and investment advisory services to individuals, families, and businesses in southern and central Vermont and New Hampshire. Until 2008, Mr. Richards was also vice president and the majority owner of Lyon Travel Agency, a privately-owned provider of travel management services to more than 35,000 individuals annually.

Mr. Richards is a graduate of Williams College, and served as an officer in the U.S. Navy for three years.

The Board has determined that by virtue of his background in insurance-related financial services, Mr. Richards provides the Board with an important perspective, especially with respect to the Bank’s wealth management division, which includes an insurance brokerage subsidiary. The Board also considered that Mr. Richards has more than 20 years experience as a director of a public company and director of a financial services organization, having formerly served as a director of Vermont Financial Services Corporation (parent of Vermont National Bank) from 1988 to 1999, and Chittenden (parent of multiple banks) from 1999 until Chittenden’s merger into the Company effective January 1, 2008. In addition, the Board considered Mr. Richards’ more recent experience as a member of the Operational Risk, Trust, and Treasury and Finance Committees of the Bank’s Board of Directors.

Mr. Richards is a resident of southern Vermont and an active member of the greater Brattleboro community, currently serving as a corporator of Brattleboro Memorial Hospital and as a member of the Executive Board of Trustees of the Brattleboro Development Credit Corporation. Mr. Richards brings an element of geographic diversity to his service on the board and is able to provide insight and counsel to the entire Board with respect to this portion of the Bank’s market area.

INFORMATION CONCERNING DIRECTORS CONTINUING IN OFFICE

Terms Expiring at the 2011 Annual Meeting

Collin P. Baron, age 62, is a member of the law firm of Pullman & Comley, LLC, a full-service law firm with offices in major Connecticut cities and in White Plains, N.Y. He has been affiliated with the firm since 1973. Mr. Baron became a director in 2001. He serves as a member of the Executive Committee. He also serves as a member of the Bank’s Loan Review committee and chairs its Treasury and Finance Committee.

A graduate of the University of Virginia and the George Washington University National Law Center, Mr. Baron has more than 35 years of experience in corporate, health care and banking law. He is a member of the Connecticut Health Lawyers Association, National Health Lawyers Association and American Academy of Hospital Attorneys. He is a member of the Banking Law section of the Connecticut Bar Association and a former member of its Executive Committee. He has also been an active member of the greater Bridgeport business, legal and philanthropic community.

In evaluating Mr. Baron’s qualifications for board service, the Board determined that Mr. Baron’s expertise in corporate and banking law, coupled with his past experience as a member of the Bank’s and the Company’s Board of Directors and thus his familiarity with both the Bank’s and the Company’s operations, qualify him to serve on the Company’s Board and enhance the overall mix of skills among Board members.

The Board also considered the fact that Mr. Baron is a principal at a law firm that does business with the Bank and determined that this relationship does not compromise Mr. Baron’s ability to serve effectively as a director of the Company. In February of this year, the Board determined that Mr. Baron met the criteria for independence under applicable NASDAQ listing standards.

Richard M. Hoyt, age 67, is affiliated with two privately held Connecticut-based companies. He is President and Chief Executive Officer of Chapin & Bangs Co., a steel service and processing center based in Bridgeport, Connecticut, and is Chairman and Chief Executive Officer of Lindquist Steels, Inc., a distributor of tool steel based in Stratford, Connecticut with operations in Columbia, South Carolina and Knoxville, Tennessee. He has occupied each of these positions for more than five years. In his role as chief executive officer of these companies, Mr. Hoyt has overall responsibility for all aspects of their business, including their financial condition and performance. Mr. Hoyt also serves as a director of Bridgeport Hospital and a director of the Yale New Haven Health System. Mr. Hoyt, a graduate of Yale University, was first elected as a director in 2002. Mr. Hoyt is a member of the Audit and the Compensation, Nominating and Governance Committees.

In assessing Mr. Hoyt’s qualifications for board service and the contributions he brings to the Board’s total mix of skills and attributes, the Board gave favorable weight to Mr. Hoyt’s perspective as a small business owner and his extensive involvement in the greater Bridgeport community, noting that Mr. Hoyt serves on the audit committees of Bridgeport Hospital and the Yale New Haven Health System. In addition, the Board gave positive consideration to Mr. Hoyt’s past experience as a director of Connecticut Energy Corporation (former parent of the Southern Connecticut Gas Company) from 1992 until its acquisition by Energy East Corporation in 2002 and to his past service as a director of both the Bank and the Company, including his service on the Company’s Board and its Audit and Compensation, Nominating and Governance Committees.

Philip R. Sherringham, age 56, became President and Chief Executive Officer of the Company on February 6, 2008. He had served as Acting President and Chief Executive Officer from November 9, 2007. Mr. Sherringham was the Company’s Chief Financial Officer from April 2003 until August 2008. Before joining People’s United in 2003, Mr. Sherringham served as Executive Vice President and Chief Financial Officer of United California Bank in Los Angeles. Mr. Sherringham was first elected as a member of the Board in February 2008. Mr. Sherringham is a member of the Executive Committee.

Mr. Sherringham has worked in the financial services industry since 1982. Prior to joining United California Bank, Mr. Sherringham’s business experience included positions as Chief Financial Officer at Citadel/Fidelity Federal Bank in Glendale, California, from 1991 to 1993; Treasurer at Los Angeles-based CalFed Inc./California Federal Bank from 1989 to 1991; and various positions at Home Savings of America in Irwindale, California.

Mr. Sherringham holds an undergraduate degree from Paris University and is a graduate of Hautes Études Commerciales in Paris. He completed the International Management Program offered in cooperation by New York University, the London Business School and Hautes Études Commerciales.

The Board believes that Mr. Sherringham, as the Company’s chief executive officer, has a critical role to play as the only representative of management on the Board. For this reason, the Company’s employment agreement with Mr. Sherringham provides that for as long as Mr. Sherringham serves as the Company’s chief executive officer, the Board will recommend him for election to the Company’s Board of Directors. Mr. Sherringham also serves as the Chairman of The People’s United Community Foundation.

Terms Expiring at the 2012 Annual Meeting

George P. Carter, age 73, is the President of Connecticut Foods, Inc. Mr. Carter was first elected to the Board in 1976. He serves as the Company’s non-executive Chairman and Lead Director, and also serves as Chairman of the Audit and Executive Committees and as a member of the Compensation, Nominating and Governance Committee.

Mr. Carter has significant experience as a member of both the Board of Directors and the Audit Committee of a financial services company, having served as a member of the Bank’s Board of Directors since 1976 and as a member of its Audit Committee since 1981. He became Chairman of the Bank’s Audit Committee in 1987 and Chairman of the Audit Committee of the Company at the time of its formation in 2007. Mr. Carter is a graduate of Michigan State University, with a B.S. in business and has been a business owner since 1969. He is active in community and philanthropic affairs and serves as a member of the Board of Directors of The People’s United Community Foundation and a director and vice chairman of the Board of Directors of Bridgeport Hospital.

In considering Mr. Carter’s contributions to the Board and his skills and qualifications for board service, the Board noted that over his more than 30 years of board service Mr. Carter has developed a level of expertise in banking matters and an in-depth familiarity with the Company and its various businesses that enhance his contributions to the Board. The Board also cited the benefit to the Board’s deliberative process provided by Mr. Carter’s long-term perspective, noting that Mr. Carter has been a member of the Board throughout a number of business cycles.

Jerry Franklin, age 62, is the President and Chief Executive Officer of Connecticut Public Broadcasting Inc., a position he has held since 1985. Mr. Franklin was elected to the Board of Directors in 1997 and is a member of the Audit and Executive Committees.

Mr. Franklin has spent his entire professional career in the communications field. Following his honorable discharge from the U.S. Air Force in 1970, Mr. Franklin received a bachelor of science in political science and journalism from Georgia Southern University and a master of arts in telecommunications management from Indiana University. Mr. Franklin’s position with Connecticut Public Broadcasting involves overall responsibility for all aspects of that corporation’s business, including its financial condition and performance. Specifically, Mr. Franklin has responsibility for oversight of that company’s financial management, investment policies, and budget.

The Board has concluded that the Board as a whole benefits from the perspective provided by Mr. Franklin by virtue of his professional background and his experience as chief executive officer of a non-profit organization. In addition, the Board considered the contributions Mr. Franklin has made to the Board by virtue of his experience as a director of the Bank (and a current member of its Loan Review Committee) and later the Company, a member of its Audit Committee and a former member of its Compensation, Nominating and Governance Committee.

Eunice S. Groark, age 72, is an attorney and served as Lieutenant Governor of the State of Connecticut from 1991 until January 1995. She currently serves as a Trustee and a member of the audit committee of the Phoenix Edge Series Funds. Mrs. Groark was first elected to the Board of Directors in 1995. She is a member of the Executive Committee.

A graduate of Bryn Mawr College and the University of Connecticut Law School, Ms. Groark brings to her role as director extensive public sector experience in addition to her term as Lieutenant Governor. She served as Corporation Counsel of the City of Hartford (1987-1990), and as a member of the Hartford City Council (1981-1985). She also served in a staff position with the Commission on the Reorganization of Connecticut State Government from its inception through the conclusion of its work in 1977. Ms. Groark is a former member of the Bank’s Audit Committee, as well as a former member of the audit committees of The Society for Savings (acquired in 1993 by a subsidiary of a predecessor to Bank of America Corporation), and the Middlesex Mutual Assurance Company.

In evaluating Ms. Groark’s qualifications for board service and the contributions she makes to the functioning of the Board as a whole, the Board gave favorable consideration to her experience serving in the public arena and her former service as a director of both a bank and an insurance company. The Board also determined that Ms. Groark’s extensive involvement in the greater Hartford community and her legal background were positive factors weighing in favor of her position as a director of the Company.

James A. Thomas, age 71, served as Associate Dean at Yale Law School from 1969 until his retirement in 2004, and served as Master of Saybrook College of Yale University from 1990 to 1996. Mr. Thomas was elected to the Board of Directors in 1997. He serves as Chairman of the Compensation, Nominating and Governance Committee, and is a member of the Executive Committee. Mr. Thomas has served as a director of UIL Holdings Corporation (the holding company for the United Illuminating Company) since 1992, and served as a director of Imagistics International Inc. (a provider of document imaging solutions) from 2001 to 2005. Mr. Thomas is currently a member of the Compensation and Executive Development and the Finance committees of the UIL board, and during his tenure with Imagistics was a member of the Audit and Governance committees of that board.

Mr. Thomas is a graduate of Wesleyan University and the Yale School of Law. Prior to joining the Yale Law School as an Associate Dean, Mr. Thomas had served as an attorney in the Civil Rights Division of the U.S. Department of Justice, and in positions at the Iowa Civil Rights Commission, the U.S. Equal Employment Opportunity Commission and the U. S. Senate Judiciary Committee.

In considering Mr. Thomas’ qualifications for a position as a director, the Board gave favorable weight to his broad range of experience in the legal and academic fields, as well as his experience as a director of two public companies.

Except as set forth above, during the past five years no director or nominee has had a principal occupation or employment with People’s United or any of its subsidiaries or other affiliates. No director or nominee is related by blood, marriage or adoption to an executive officer of People’s United or any of its subsidiaries or other affiliates.

With the exception of Mr. Sherringham, each person nominated for reelection as a director at the 2010 Annual meeting and each of the directors continuing in office is “independent” for purposes of the applicable listing standards of The Nasdaq Stock Market.

Meetings of the Board of Directors and its Committees

During 2009, our Board of Directors held 16 meetings. No director attended fewer than 75% of the aggregate of (a) the total number of meetings of the Board of Directors held while he or she was a director and (b) the total number of meetings held by all committees of the Board on which he or she served.

The Board of Directors of People’s United encourages all directors to attend the annual meeting of shareholders. Ten of the eleven individuals serving as directors of People’s United at the time of the 2009 annual meeting of shareholders attended that meeting.

Board of Directors Committees

Our Board of Directors has three standing committees: the Audit Committee; the Executive Committee; and the Compensation, Nominating and Governance Committee.

Audit Committee. The Audit Committee met 11 times during 2009. The Audit Committee was established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Each member of the Audit Committee is “independent,” as that term is defined in Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market. Each member of the Audit Committee also satisfies the more stringent definition of independence required for members of audit committees generally, as set forth in Rule 5605(c)(2)(A) of the listing standards of The Nasdaq Stock Market. The members of the Audit Committee are George P. Carter (Chairman), John K. Dwight, Jerry Franklin, Janet M. Hansen, Richard M. Hoyt and Jeremiah J. Lowney, Jr. The Audit Committee is responsible for monitoring the Company’s accounting practices and internal controls, including the supervision of an annual audit of our financial statements by independent registered public accountants.

Our Board of Directors has adopted a written charter for the Audit Committee, including provisions recognizing the specific audit committee responsibilities imposed by the Sarbanes-Oxley Act of 2002, Securities and Exchange Commission rules implementing that Act, and the listing standards of The Nasdaq Stock Market. A copy of the charter is available on the Bank’s website at www.peoples.com.

The Board of Directors has determined that John K. Dwight and Janet M. Hansen, members of the Audit Committee, each qualify as an “audit committee financial expert” within the meaning of applicable Securities and Exchange Commission regulations.

Executive Committee. The members of the Executive Committee are George P. Carter (Chairman), Collin P. Baron, Jerry Franklin, Eunice S. Groark, Janet M. Hansen, Philip R. Sherringham and James A. Thomas. The Executive Committee may formulate and recommend to the Board of Directors for approval general policies regarding the management and affairs of the Company, and may perform such other functions as are provided in the Company’s bylaws or as directed by the Board of Directors. The Executive Committee did not meet during 2009.

Compensation, Nominating and Governance Committee. The Compensation, Nominating and Governance Committee of People’s United, which is comprised of James A. Thomas (Chairman), George P. Carter, and Richard M. Hoyt, met 17 times during 2009. Each member of this committee is “independent,” as that term is defined in Rule 5605(a)(2) of the listing standards of The Nasdaq Stock Market. The Compensation, Nominating and Governance Committee is responsible for making policy decisions concerning the Company’s compensation and benefit programs, and conducts periodic performance reviews of the senior and executive officers of the Company. The Compensation, Nominating and Governance Committee also recommends nominees for election as directors to the full Board of Directors of the Company. A current copy of the Compensation, Nominating and Governance Committee charter is available on the Bank’s website at www.peoples.com.

The Compensation, Nominating and Governance Committee engages an independent compensation consultant to assist it in the annual compensation process. The consultant is retained by and reports to the Compensation, Nominating and Governance Committee. The consultant provides expertise and information about competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The consultant also provides survey data, and assists in assembling relevant comparison groups for various purposes and establishing benchmarks for particular components of core compensation from the survey and comparison group data. The Committee engaged the firm of Towers Perrin (now Towers Watson) to serve as its independent compensation consultant during 2009.

Management may engage one or more consultants to provide additional information, advice, and professional services related to other aspects of the compensation and benefits function. These consultants work primarily with management but may also communicate directly with the Compensation, Nominating and Governance Committee. The consultant engaged to assist the Compensation, Nominating and Governance Committee in the annual compensation process may also be engaged to perform some of these additional services. During 2009, management engaged Towers Perrin to provide services relating to a variety of retirement plans previously maintained by Chittenden, including the phase-out and combination of certain Chittenden plans with existing plans maintained by the Bank.

The total amount of fees paid to Towers Perrin for services rendered in 2009 was $1,096,219. Of this amount, $265,398 was for services relating to executive and director compensation, and $830,821 was for other services.

The Compensation, Nominating and Governance Committee has adopted a policy requiring that the terms of engagement of the compensation consultant be set forth in an annual engagement agreement, with such agreement to set forth the scope of work to be undertaken in connection with matters relating to executive compensation. The engagement agreement also requires the compensation consultant to provide periodic reports to the Committee of any work performed by the consultant for People’s United or any of our affiliates, other than work relating to executive compensation. The purpose of this policy is to ensure that the Committee maintains an appropriate level of control over the compensation consultant and its activities on behalf of the Company and our affiliates.

Board Leadership Structure; Board’s Role in Risk Oversight

Leadership Structure. In November 2008, the Board elected George P. Carter, the Company’s Lead Director, as its independent, non-executive Chairman of the Board. Prior to this time, the President and Chief Executive Officer also served as Chairman of the Board of Directors. The non-executive Chairman and Lead Director must be an “independent” director of the Company, as that term is defined pursuant to the listing requirements established by The Nasdaq Stock Market, Section 10A of the Securities Exchange Act of 1934, and, because Mr. Carter occupies the same position on the Board of Directors of the Bank, any rules or regulations promulgated by the Federal Deposit Insurance Corporation relating to the independence of directors.

In his role as non-executive Chairman of the Board, Mr. Carter’s responsibilities include chairing meetings of the Company’s board of directors; approving Board agendas and meeting schedules and ensuring appropriate information flow; acting as liaison between the non-management members of the Board and management; meeting periodically with the Chief Executive Officer for informal discussion concerning major issues involving the Company; and providing input to the Compensation, Nominating and Governance Committee concerning the performance of the Chief Executive Officer.

The Board adopted this structure during a time of unexpected leadership transition at the Company. It believed that separating the position of Chief Executive Officer and Chairman and assigning the Chairman’s responsibility to an independent director with long tenure as a member of the Board of Directors would benefit the Company by providing leadership continuity to the Board and management during this transition period and would provide support to the Company’s incoming Chief Executive Officer as he assumed his new duties. The Board believes that good corporate governance requires having an independent director assume a formal board leadership role, either as non-executive Chairman and Lead Director or as Lead Director.

Board’s Role in Risk Oversight. Given the importance of the Bank’s operations to the Company and the possible impact of risks associated with Bank activities on the Company, the Company and the Bank have adopted an integrated risk management oversight structure designed to ensure that all significant risks are actively monitored by the Board or a board-level committee of either the Company or the Bank. All members of the Company’s board of directors are also members of the Board of Directors of the Bank.

In addition to its oversight of all aspects of the Company’s annual independent audit and the preparation of the Company’s financial statements, the Company’s Audit Committee has been delegated responsibility for oversight of risks associated with the Company’s internal controls, legal risks, compliance with applicable laws and regulations, ensuring the establishment and implementation of codes of conduct and overseeing response to reports of examination. The Bank’s Audit Committee has a similar role with respect to oversight of risks associated with the Bank’s internal controls, legal risks, compliance with applicable law and oversight of response to Bank reports of examination.

The Bank’s executive-level Chief Risk Officer has been assigned responsibility for development of the Bank’s overall enterprise risk management, or ERM, strategy and the implementation of an ERM plan, subject to approval and oversight by the Bank’s Board of Directors. The ERM plan outlines the processes used by the Bank to identify, assess, monitor and control risks throughout the organization. Special focus is given to risks that affect the entire Bank and to identification of emerging risks. The Chief Risk Officer makes quarterly reports to the Board concerning the status of the ERM plan.

Responsibility for detailed oversight of other specific types of risks has been delegated to various Company and Bank board committees, as follows:

Market Risk. The Bank’s Treasury and Finance Committee has been charged with overseeing management of the Bank’s and the Company’s interest rate, liquidity, currency and similar market risks. In fulfilling its responsibilities the Committee oversees the implementation of the Bank’s and the Company’s asset liability management policies and activities undertaken in connection with such policies. The Treasury and Finance Committee monitors the Bank’s and the Company’s liquidity positions and liquidity risk management activities, interest rate risk management process and overall interest rate risk profile, the sensitivity of the Company’s earnings under varying interest rate scenarios and considers the risks to the Bank and the Company associated with potential changes in market interest rates. The Treasury and Finance Committee also monitors economic and interest rate trends with a view toward limiting any potential adverse impact on the Bank’s and the Company’s earnings.

The Treasury and Finance Committee oversees the Bank’s and the Company’s capital positions and capital management activities to ensure compliance with applicable regulatory requirements and to ensure that the Company’s capital levels continue to permit it to serve as a source of financial strength to the Bank. The Committee oversees Bank and Company investment activities to ensure compliance with both regulatory requirements and applicable policy. It reviews significant financial risk exposures facing the Bank and the Company generally, and in its investment and derivatives portfolios in particular, and the steps management is taking to monitor and control such exposures. It also monitors management of the Bank’s and the Company’s treasury functions, including its operations and funds management processes.

Operational Risk. The Bank’s Operational Risk Committee has been delegated responsibility for oversight of the Bank’s operational risks, which are defined as the current and prospective impact on earnings and capital resulting from inadequate or failed internal processes, people, and systems or from external events. These include risks arising from fraud, error, or the inability to deliver products or services and manage information. In fulfilling its responsibilities, the Committee monitors identified risks, reviews the results of the examinations (or portions of examinations) of the Bank conducted by the Office of Thrift Supervision that relate to operational risk and oversees and monitors management’s response to examination reports addressing operational risk issues. The Operational Risk Committee also reviews the results of internal audits that relate to operational risk and the appropriateness of management’s response to those audits. It also monitors risk mitigation processes related to information and physical security, business continuity and compliance.

Credit Risk. The Bank’s Loan Review Committee oversees and monitors risk related to the Bank’s lending activities. Among other things, it reviews and approves lending strategies and policies; approves asset quality standards with respect to all lending areas, including standards for loan concentrations and liquidity; and monitors concentrations of credit by product, industry and geographic area. The Committee approves appropriate general underwriting policies with respect to all lending areas and monitors adherence to such policies; approves credit policies; reviews those sections of reports of examination by supervisory authorities, as well as internal and external audit reports and management letters, that pertain to the Bank’s loan portfolios and related lending policies and monitors management’s response to all supervisory examination and internal audit comments pertaining to the Bank’s loan portfolios and related lending policies. The Committee also monitors asset quality trends, reviews classified loans, charge-offs and delinquencies and approves strategies and policies regarding the acquisition, management and disposition of foreclosed property.

Risks Associated with Compensation Programs. The Company’s Compensation, Nominating and Governance Committee has been delegated responsibility for oversight of the Company’s and the Bank’s various compensation programs. As part of its duties, the Compensation, Nominating and Governance Committee is responsible for evaluating whether any of these programs contain features that promote excessive risk-taking by employees, either individually or as a group.

Communications with the Board

Shareholders who wish to communicate with the Board of Directors of People’s United or with individual members of the Board may address correspondence to the Board or to a director, c/o Corporate Secretary, People’s United Financial, Inc., 850 Main Street, Bridgeport, CT 06604. The Corporate Secretary will review all correspondence addressed to the Board or to a director, and will handle each item in accordance with procedures that have been approved by the independent directors.

The policies described in this section do not apply to shareholder proposals made pursuant to Securities and Exchange Commission Rule 14a-8, or to communications relating to those shareholder proposals.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership of the common stock with the Securities and Exchange Commission. Based solely on a review of the reporting forms received by People’s United, and written representations that no other reports were required, we believe that during 2009, all reports that were required to be filed under Section 16(a) were filed on a timely basis.

Compensation Committee Interlocks and Insider Participation

The Compensation, Nominating and Governance Committee of our Board of Directors is composed solely of individuals who are neither officers nor employees of People’s United, or any of our direct or indirect subsidiaries. The current members of the Compensation, Nominating and Governance Committee are James A. Thomas (Chairman), George P. Carter, and Richard M. Hoyt. Jerry Franklin was a member of the Committee through September 10, 2009. During the fiscal year ended December 31, 2009, there were no interlocks, as defined under the rules and regulations of the Securities and Exchange Commission, between members of the Compensation, Nominating and Governance Committee (including Mr. Franklin) or executive officers of People’s United and corporations with which such persons are affiliated.

Director Nominations

The Company’s certificate of incorporation and bylaws provide that nominations of candidates for election as directors may be made only by the Board of Directors or by a registered shareholder.

Shareholders of record may nominate candidates by following the nomination provisions specified in the Company’s certificate of incorporation. Shareholders may submit nominations in writing to People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary, no later than 120 days in advance of the next annual meeting at which directors will be elected or, if directors are to be elected at a special meeting of shareholders held for that purpose, no later than the close of business on the seventh day following the earlier of (i) the date on which notice of the special meeting was first given to shareholders, or (ii) the date on which a public announcement of that meeting was first made. Each shareholder nomination must include: the name and address of the shareholder(s) of record who intends to appear in person or by proxy to make the nomination; the name and address of each person being nominated; a description of all arrangements or understandings between the shareholder(s) submitting the nomination and the nominee(s) and any other person(s) (including the name of such person(s)) concerning the nomination(s) to be made by the shareholder(s); such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and the consent of each prospective nominee to serve as a director of the Company if elected.

Role of Compensation, Nominating and Governance Committee. The Compensation, Nominating and Governance Committee identifies possible candidates for Board service and is charged with responsibility for evaluating proposed nominations, including those proposed by shareholders. The Committee selects those nominees who will be presented for election by the shareholders, or appointed by the Board of Directors in the case of vacancies arising between annual meetings.

Identification of Proposed Nominees. Prospective candidates for election to the Board of Directors can be identified in several ways. First, any current member of the Board whose term is expiring, who is not disqualified from serving an additional term by reason of age pursuant to the Company’s bylaws, and who has indicated his or her willingness to stand for re-election is automatically considered to have been proposed as a possible candidate.

Second, prospective candidates for Board service may be identified by members of the Committee through informal recommendations from other members of the Board or other parties. Although the Committee has not previously done so, it may in the future decide to retain the services of a search firm to assist it in identifying appropriate candidates for Board service.

Finally, the Company has announced its intention to grow through acquisitions of other financial services companies. The Company has in the past and may in the future appoint one or more members of the board of an acquired institution to the Company’s Board.

Evaluation of Proposed Nominees. In evaluating the qualifications of proposed candidates for nomination for election to the Board, including candidates recommended by shareholders, the Compensation, Nominating and Governance Committee will consider the following factors:

With respect to nominations made by a shareholder, the Committee will consider whether the nomination complies with the requirements of Section 5.06 of the Company’s certificate of incorporation.

The Committee has also established minimum qualifications for board service, which are applied to all potential candidates, including current Board members proposed for re-election. The Compensation, Nominating and Governance Committee will not nominate any person for election to the Board of Directors if, in the opinion of the Committee:

•	actual or apparent conflicts of interest exist that would substantially interfere with the ability of such person to fulfill his or her duties as a director;

•	the person would not, or could not, effectively represent the best interests of People’s United and all of its shareholders;

•	board service would be prohibited under any applicable law or regulation, including, but not limited to, Office of Thrift Supervision rules prohibiting interlocking directorships; or

•	the nomination did not comply with the requirements of Section 5.06 of our certificate of incorporation.

In addition to the minimum qualifications outlined above, in evaluating proposed nominees, the Committee will consider the following factors:

•

whether, in the opinion of the Committee, the nominee exhibits personal qualities, including personal and professional integrity, judgment and collegiality, that will ensure that the nominee will work effectively with the rest of the Board in serving the long-term best interests of People’s United and its shareholders;

•

the skills, personal attributes and professional qualifications of the nominee, in light of the total mix of skills, personal attributes and professional qualifications found within the Board as a whole;

•	the extent to which the nominee would enhance the diversity of perspective and life experience among members of the Board;

•	whether, in the opinion of the Committee, the nominee has demonstrated a commitment to the betterment of the communities that the Company serves; and

•

whether the nominee would be considered “independent” for purpose of service on the Board or any of its committees. Lack of independence will not, by itself, render a candidate unqualified for Board service; however, it is the Board’s intention that a substantial majority of Board members shall at all times qualify as “independent” under the listing standards of The Nasdaq Stock Market and any other applicable laws or regulations.

Within this general framework, the weight given by the Committee and by each Committee member to any particular factor may differ, depending on whether the proposed nominee is a current member of the Board who is being considered for re-election, has been identified as a possible candidate through informal recommendations from other Board members or other parties or is being appointed to the Board in the context of an acquisition. For example, the evaluation process for a current Board member being considered for re-election will focus on the individual’s personal qualities and skills, as reflected in his or her actual performance as a director of the Company. The Committee’s evaluation of a candidate proposed to be newly-elected to the Board might give greater weight to the individual’s professional qualifications in light of the mix of professional qualifications found within the Board as a whole.

The Committee would expect to follow a somewhat different process for evaluating the qualifications of candidates, depending on the source of the recommendation. The process for evaluating current Board members proposed for re-election is simpler than the process for evaluating newly-elected directors. A more in-depth evaluation would have been performed at the time the individual was first proposed for election. Additionally, the Committee has personal knowledge of the individual’s strengths and weaknesses as a Board member, and does not need to solicit information from third parties or conduct interviews.

The evaluation process for directors appointed to the Board in the context of an acquisition would also be simpler than the process for evaluating candidates recommended by other Board members or shareholders, because the Company is contractually obligated to select a candidate from among the members of the board of the entity being acquired. In this instance, the evaluation process consists of reviewing information about the professional and business experience of board members who have expressed an interest in the position. The potential candidate will also meet with the Chairman of the Board (who is also a member of the Compensation, Nominating and Governance Committee) and the Chief Executive Officer. The Committee then makes its selection based on feedback provided by the Chairman and Chief Executive Officer, and its evaluation of the candidates’ qualifications and personal qualities, based on the factors outlined above.

The Company has only been in existence since April 2007. Therefore, some aspects of the Committee’s evaluation process have not yet been put into actual practice. The Company has never received any proposed nominations from shareholders and has therefore not had the occasion to evaluate the qualifications of any such nominee. Since the Company’s creation, in addition to the re-election of current Board members to new terms, the Company has filled one board position resulting from a vacancy and two newly-created positions.

The Company’s agreement to merge with Chittenden contained a provision that two members of the Chittenden board would join the Company’s Board following the completion of the merger. As a result, Messrs. Dwight and Richards, both former directors of Chittenden, were appointed to newly-created positions on the Board effective January 1, 2008, contemporaneously with the Company’s acquisition of Chittenden.

On February 6, 2008, Mr. Sherringham was appointed to serve as the Company’s President and Chief Executive Officer, following the death of the Company’s previous President and Chief Executive Officer, John A. Klein. Also on this date, the Board appointed Mr. Sherringham to the Board of Directors, to fill the vacancy resulting from Mr. Klein’s death.

The Committee seeks candidates who will bring a diversity of perspective and life experience to their board service, and it does not restrict its definition of diversity to any particular personal attribute, such as race or gender. The Committee has taken this approach because it recognizes that there are a myriad of personal characteristics, including not only race and gender but also attributes such as physical disability, national origin, geographic location, socio-economic background, professional experience, religious affiliation and prior military service, that may contribute to an individual’s diversity of perspective. Because the Committee’s definition of diversity is broadly defined, it does not have a policy requiring consideration of any particular personal attribute or attributes in evaluating the qualifications of potential candidates.

Audit Committee Report

The Audit Committee of People’s United has: (1) reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2009 with management of People’s United; (2) discussed with KPMG LLP, the independent registered public accounting firm for People’s United, the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees); (3) received the written disclosures and the letter from KPMG LLP required by applicable professional standards concerning auditor independence; and (4) discussed with KPMG LLP its independence.

Based on the review and discussions referred to in the preceding paragraph, the Audit Committee recommended to the Board of Directors of People’s United that the audited consolidated financial statements of People’s United as of and for the fiscal year ended December 31, 2009 be included in the Company’s Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Audit Committee

George P. Carter, Chairman

John K. Dwight

Jerry Franklin

Janet M. Hansen

Richard M. Hoyt

Jeremiah J. Lowney, Jr.

Compensation Committee Report

The Compensation, Nominating and Governance Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Securities and Exchange Commission Regulation S-K with management of People’s United. Based upon such review and discussion, the Compensation, Nominating and Governance Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation, Nominating and Governance Committee

James A. Thomas, Chairman

George P. Carter

Richard M. Hoyt

Compensation Discussion and Analysis

This section includes information about the executive compensation practices of People’s United, and includes information about compensation paid to our executives by subsidiaries and affiliates of the Company.

This discussion is focused specifically on the compensation of the executive officers named in the Summary Compensation Table which appears later in this section. These executives are referred to in this discussion as the named executive officers.

Overview. The Compensation, Nominating and Governance Committee of the Company’s Board of Directors is responsible for overseeing and making recommendations to the independent members of the Board of Directors with respect to the compensation of the named executive officers, including the Chief Executive Officer. As part of these duties, the Committee conducts an annual performance review of the Chief Executive Officer and, in consultation with the Chief Executive Officer, reviews the performance of each other named executive officer. The independent members of the Board of Directors have ultimate authority to approve the compensation of all named executive officers, including the Chief Executive Officer.

The Compensation, Nominating and Governance Committee also reviews, oversees and approves the management and implementation of the Company’s human resources policies and its principal employee benefit plans. The Committee may undertake other duties that are related to the Company’s human resources function. The Committee has a formal charter which describes the Committee’s scope of authority and its duties. The Committee’s charter is available on the Bank’s website at www.peoples.com.

The Compensation, Nominating and Governance Committee consists of three directors, all of whom are “independent” within the meaning of Rule 5605(a)(2) of The Nasdaq Stock Market. The Board of Directors evaluates the independence of Compensation, Nominating and Governance Committee members annually, using the standards contained in Rule 5605(a)(2). This evaluation, and the determination that each member of the Committee is independent, was most recently made in February 2010.

Executive Participation in Committee Discussions. The executive officers who participate in the Compensation, Nominating and Governance Committee’s compensation-setting process are the Chief Executive Officer and the Senior Executive Vice President, Chief Human Resources Officer. The Chief Financial Officer may participate to a limited extent in connection with the establishment of financially-driven performance goals. Executive participation is meant to provide the Compensation, Nominating and Governance Committee with input regarding the Company’s compensation philosophy, process and decisions. In addition to providing factual information such as company-wide performance on relevant measures, these executives articulate management’s views on current compensation programs and processes, recommend relevant performance measures to be used for future awards, and otherwise supply information to assist the Compensation, Nominating and Governance Committee. The Chief Executive Officer also provides information about individual performance assessments for the other named executive officers, and expresses to the Compensation, Nominating and Governance Committee his view on the appropriate levels of compensation for the other named executive officers for the ensuing year.

Executives participate in Committee discussions purely in an informational and advisory capacity, but have no vote in the Committee’s decision-making process. The Chief Executive Officer does not attend those portions of Compensation, Nominating and Governance Committee meetings during which his performance is evaluated (except to present his self-evaluation to the Committee) or his compensation is being determined. No executive officer other than the Chief Executive Officer and, on occasion, the Senior Executive Vice President, Chief Human Resources Officer attends those portions of Compensation, Nominating and Governance Committee meetings during which the performance of the other named executive officers is evaluated or during which their compensation is being determined.

Compensation Objectives. Broadly speaking, the overall goals of the Company’s executive compensation programs are to attract, motivate, retain, and pay key executives (including the named executive officers) for performance. The methods used to achieve these goals are strongly influenced by the compensation and employment practices of our competitors within the financial services industry, and elsewhere in the marketplace, for executive talent. Other considerations include each named executive officer’s individual performance as well as the encouragement of behaviors directed towards attainment of corporate goals, not all of which are financial in nature or capable of being quantified.

The compensation program is designed to reward the named executive officers based on their level of assigned management responsibilities, individual performance levels, and individual value in the job marketplace. “At-risk” components of compensation reward the named executive officers, including the Chief Executive Officer, based primarily on company-wide performance while also considering their performance against individually-set performance objectives. The Chief Executive Officer’s individual performance objectives are set by the Committee. For the other named executive officers, individual performance objectives are set by the Chief Executive Officer and are reviewed and approved by the Compensation, Nominating and Governance Committee. Equity-based components of compensation provide an incentive for executive behaviors that are aligned with the interests of shareholders. The retirement component of the compensation program rewards the named executive officers for their long-term contributions to the organization.

Components of Compensation. We use many different building blocks as part of our overall executive compensation program. Some are paid in cash, while others are based on our common stock. The principal components of executive compensation packages consist of:

•	Base salary

•	Annual cash bonus (also referred to as the Short-Term Incentive Plan (STIP) Bonus)

•	Long-term incentives

Long-term incentives are awarded under the People’s United Bank 2008 Long-Term Incentive Plan, or LTIP; the People’s United Financial 2007 Recognition and Retention Plan, or RRP; and the People’s United Financial 2007 Stock Option Plan, or SOP.

Awards under the LTIP are made in one of three forms:

•	Long-term cash bonus (also referred to as the LTIP Bonus)

•	Stock options

•	Restricted stock grants

Awards under the RRP are made in the form of restricted stock grants, and awards under the SOP are made in the form of stock options.

LTIP Bonuses are paid out at the end of a three-year performance cycle. Equity-based awards (stock options and restricted stock grants) under the LTIP, RRP and SOP vest incrementally over time, and in the case of stock options have value only if the market price of our common stock increases after the awards are made.

Named executive officers receive a variety of fringe benefits as compensation. Some of these are available to a broad range of employees. Others are limited to senior and executive officers. Fringe benefits for the named executive officers are:

Broad-based fringe benefits:

•	Medical, dental and vision coverage (employee shares cost)

•	Pre-tax health and dependent care spending accounts

•	Adoption assistance

•	Employee referral services

•	Group life insurance coverage

•	Long-term disability insurance coverage equal to 50% of base salary

Senior and executive officers only:

•	Tax preparation services

•	Financial planning services

•	Annual $500 reimbursement for health club membership

•	Company-supplied automobile (includes operating expenses)

•	Supplemental long-term disability insurance coverage

•	Home security services (Bank management committee members only)

People’s United bears the expense of other club memberships for named executive officers, if the membership is used primarily for business-related purposes. We also provide local housing for certain executives who do not reside permanently in the Bridgeport, Connecticut area.

Retirement benefits represent an important source of compensation to the named executive officers. As with fringe benefits, some forms of retirement benefits are available to a broad range of employees, while others are limited to senior and executive officers who meet specified eligibility criteria. Retirement benefits are provided through these programs (tax-qualified plans are marked with an asterisk):

Broad-based retirement programs:

•	People’s United Bank Employees’ Retirement Plan*

•	People’s United Bank 401(k) Employee Savings Plan*

•	People’s United Financial Employee Stock Ownership Plan*, or ESOP

•	Retiree health benefits (retiree shares cost)

Senior and executive officers only:

•	People’s United Bank Cap Excess Plan

•	People’s United Bank Enhanced Senior Pension Plan

•	People’s United Bank Non-Qualified Savings and Retirement Plan

Certain executive officers only:

•	Split-Dollar Cash Value Restoration Plan

Individuals who were not employed by the Company prior to August 14, 2006 are not eligible to participate in the Employees’ Retirement Plan or in the Cap Excess Plan or the Enhanced Senior Pension Plan. Individuals who are not eligible to participate in these plans may be eligible for additional benefits under the 401(k) Employee Savings Plan and the Non-Qualified Savings and Retirement Plan.

Additional information about the LTIP can be found later in this section under the heading “—Long-Term Incentive Plan”; for the RRP under the heading “—2007 Recognition and Retention Plan”; for the SOP under the heading “—2007 Stock Option Plan”; for the Split-Dollar Cash Value Restoration Plan under the heading “—Split-Dollar Cash Value Restoration Plan”, and for the Employees’ Retirement Plan, the 401(k) Employee Savings Plan, the ESOP, the Cap Excess Plan, the Enhanced Senior Pension Plan, and the Non-Qualified Savings and Retirement Plan, in the discussion following the table headed “Pension Benefits.”

As a result of the merger of Chittenden with People’s United in 2008, we assumed responsibility for the Chittenden Corporation Pension Account Plan. One of the named executive officers (Mr. Barnes) is entitled to benefits under this plan. Additional information about this plan can be found in the discussion following the table headed “Pension Benefits.”

In addition to the components of executive compensation described above, Mr. Sherringham is a party to an employment agreement with People’s United. The term of Mr. Sherringham’s employment agreement was designed to give the Company the ability to retain his services for a minimum of three years from the effective date of the agreement (February 6, 2008). Contract provisions requiring payment of additional post-employment benefits under certain conditions were considered to be appropriate in view of Mr. Sherringham’s position with the Company, his prospects for securing near-term re-employment in a comparable position should his employment with the Company be terminated, and common practices in the marketplace for executive talent at the time he entered into the agreement. The agreement requires payment of certain benefits to Mr. Sherringham’s estate upon his death, in addition to those provided through the various executive compensation plans and programs described above. These consist of: a payment equal to one times Mr. Sherringham’s annual base salary at the time of his death; payment of a pro-rated portion of Mr. Sherringham’s target annual bonus for the year in which he dies; and immediate vesting of all then-unvested equity and long-term cash bonus awards previously made to Mr. Sherringham, except for any portion of such awards specifically designated as “retention awards” if not scheduled to vest in accordance with their terms within three years of Mr. Sherringham’s death.

Assembling the Components. The Compensation, Nominating and Governance Committee analyzes the level and relative mix of each of the principal components of the compensation packages for named executive officers on an annual basis. The Chief Executive Officer also makes recommendations to the Committee relating to compensation to be paid to the named executive officers other than himself. Based on this analysis and (where appropriate) the Chief Executive Officer’s recommendations, the Compensation, Nominating and Governance Committee makes annual recommendations to the independent members of the Board of Directors about each named executive officer’s compensation package to the extent derived from base salary, STIP Bonus and long-term incentives provided pursuant to the LTIP. This portion of executive compensation is also called core compensation.

Decisions about core compensation are made without reference to other elements of compensation (i.e., fringe benefits, retirement benefits, and incentive awards under the RRP and SOP). With one exception, fringe benefits and retirement benefits are not specifically tailored for the named executive officers, and are provided under programs that provide similar benefits to non-executive employees of the Company. The Split-Dollar Cash Value Restoration Plan is an exception to this general rule. As noted in the section entitled “—Split-Dollar Cash Value Restoration Plan,” this plan was created after enactment of the Sarbanes-Oxley Act of 2002 and the resulting termination of certain named executive officers’ participation in the split-dollar life insurance program.

The RRP and the SOP are not intended to replace or supplement the LTIP as the source of incentive grants used in assembling the annual core compensation package for the named executive officers. The Compensation, Nominating and Governance Committee will consider making grants under the RRP and the SOP to acknowledge and recognize significant contributions made to the organization by the proposed recipient, or if deemed necessary or appropriate in order to help attract or retain the services of the proposed recipient. Grants may also be made pursuant to these plans to newly elected directors or newly hired executive officers, if deemed appropriate to achieve equitable treatment of these individuals compared to their peers. For a discussion of grants made pursuant to these plans in 2009, see “—Other Committee Actions.”

The Compensation, Nominating and Governance Committee reviews the other components of executive compensation (fringe benefits and retirement benefits), but does not necessarily consider changes to those components on an annual basis. Changes to the level or types of benefits within these categories, including considerations relating to the addition or elimination of benefits and plan design changes, are made by the Compensation, Nominating and Governance Committee on an aggregate basis with respect to the group of employees entitled to those benefits, and not with reference to a particular named executive officer’s compensation package. Decisions about these components of compensation are made without reference to the named executive officers’ core compensation packages, as they involve issues of more general application and often include consideration of trends in the industry or in the employment marketplace.

The Compensation, Nominating and Governance Committee seeks to create what it believes is the best mix of the principal components of core compensation (base salary; STIP Bonus; long-term incentives provided pursuant to the LTIP) in delivering the named executive officers’ core compensation. These components are evaluated in relation to benchmark data derived from information reported in publicly-available proxy statements or from market survey data. The companies which are the source of the benchmark data may be different for the Chief Executive Officer and for the other named executive officers, due to differences in the availability of reliable data for comparable executive positions below the Chief Executive Officer level. As discussed below under the heading “—Committee Actions Affecting 2009 Compensation,” the Committee uses the benchmark data as a primary reference point when setting the Chief Executive Officer’s compensation, but as a secondary reference point when setting the compensation for the other named executive officers.

For each named executive officer, a significant percentage of core compensation is at-risk, meaning that it will generally be earned or increase in value when the Company or the named executive officer is successful in ways that are aligned with and support shareholder interests. At-risk elements of compensation may have no value or may be worth less than the target value if applicable performance goals are not fully attained or the price of the common stock declines or remains flat after the date the at-risk compensation is awarded. At-risk compensation includes all components of core compensation other than base salary.

Assembly of the core compensation package for each named executive officer begins with the establishment of target ranges for the separate elements making up each named executive officer’s core compensation package. The Compensation, Nominating and Governance Committee establishes these target ranges in consultation with the Chief Executive Officer and the independent compensation consultant.

The Compensation, Nominating and Governance Committee next determines the base salary component for each named executive officer, including the Chief Executive Officer. The Compensation, Nominating and Governance Committee reviews base salary information compiled by the compensation consultant from the sources described above, then formulates a recommendation for the base salary component of each named executive officer’s compensation in relation to that information. The target base salary for the Chief Executive Officer is determined using the percentile target range established for the elements of his core compensation. The target base salary for each other named executive officer is based on target ranges for each element of core compensation. The target base salary for each named executive officer may then be adjusted on an individual basis to reflect a variety of factors. Deviations from the targets typically reflect each executive’s length of service, experience, complexity of responsibility, value to the organization, and expertise in his or her field of responsibility. A number of these factors are subjective in nature.

The Compensation, Nominating and Governance Committee follows a similar process for each other element of core compensation (i.e., STIP Bonus and long-term incentives provided pursuant to the LTIP) using the target ranges established for the elements of core compensation.

The target amount of the STIP Bonus award and the target amount of the LTIP Bonus award are each expressed as a percentage of the executive’s base salary for the ensuing year. The assumed value of stock options for purposes of assembling the compensation package is determined using the Black-Scholes option pricing model, and the assumed value of restricted stock grants is the fair value of the common stock, in each case determined as of a date reasonably close to the date the grants are made. The relative weighting of stock options, restricted stock grants and targeted LTIP Bonus awards is determined with reference to the competitive data made available to the Compensation, Nominating and Governance Committee. In each case, the Committee may decide to depart from the target levels so established, for the same reasons as discussed with respect to base salary.

The annual process of assembling target compensation packages for the named executive officers is forward-looking in nature. Actual performance over the applicable measurement period may exceed or fall short of the targets, and the common stock may be worth more or less in the future compared to valuations used in formulating equity-based awards. This means that when at-risk compensation is actually received by a named executive officer, it may be worth more or less to the executive than was expected at the time the award was initially made. This applies to forms of at-risk compensation paid out in cash (STIP Bonus and LTIP Bonus) or realized in the stock market from the exercise of stock options or sale of shares of restricted stock after vesting.

The value (or lack of value) realized by named executive officers from at-risk awards granted in prior years is not taken into account by the Compensation, Nominating and Governance Committee in the process of setting compensation for the current year. The Committee believes that doing so would be inconsistent with the underlying reasons for the use of at-risk compensation. If current year awards were increased to make up for below-target performance in prior years or decreased to account for above-target performance in prior years, the link between performance and reward would be diluted or eliminated. Named executive officers would have little incentive to improve performance if it meant decreased target awards in the future, or if the negative consequences for poor performance would be cushioned by increases in the target value of future awards. In addition, the value realized by a named executive officer from equity-based awards granted in prior periods depends in large measure on when the executive decides to realize that value by exercising options or by selling vested shares of restricted stock. The Committee does not believe it would be appropriate to adjust future grants in light of these types of individual decisions.

The objective of the annual compensation-setting process is to establish the appropriate level and mix of compensation for each named executive officer, in reference to the factors discussed above. Therefore, the Compensation, Nominating and Governance Committee believes that the accounting treatment of any given element of core compensation, while relevant, is not a fundamental consideration in the compensation-setting process.

For the same reasons, the Compensation, Nominating and Governance Committee considers, but does not give undue weight to, the tax treatment of each component of compensation. Under Section 162(m) of the Internal Revenue Code, annual compensation paid to a named executive officer is not deductible if it exceeds $1 million unless it qualifies as “performance-based compensation” as defined in the tax code and related tax regulations. Base salary and compensation derived from restricted stock awards are not forms of performance-based compensation. Many fringe benefits also do not qualify as performance-based compensation. Stock options are treated as a form of performance-based compensation because their value is entirely dependent on the performance of the common stock in the market after the date the option is granted. Short-term bonus and long-term cash bonus awards may qualify as forms of performance-based compensation under the income tax regulations.

The Compensation, Nominating and Governance Committee understands that People’s United will not be able to deduct a certain portion of the compensation paid to the named executive officers if it does not qualify as performance-based compensation for tax purposes and exceeds the Section 162(m) limit. The Committee further understands that the absence of this deduction will increase the effective cost of such compensation. The Committee believes this represents an additional cost of doing business that should be borne by the organization as a result of non-tax decisions regarding the appropriate level and mix of compensation for each named executive officer.

The Committee will continue to monitor and review the Company’s compensation policies in light of evolving corporate governance standards, but will consider revisions to compensation policies only when, in the

Committee’s judgment, doing so would be consistent with the achievement of long-term success and the enhancement of shareholder value.

Linking Company Performance to Incentive Plan Funding. Each year, the Compensation, Nominating and Governance Committee establishes one or more prospective company-wide performance targets for use in making funding determinations that affect payment of STIP Bonuses and LTIP Bonuses. Actual performance is evaluated against the target performance measures after the close of the performance period to which the measures apply. The results of that comparison are used to calculate the level of funding available to pay STIP Bonuses and to accrue funding for potential future payouts of LTIP Bonuses awarded for performance periods which include that year.

For purposes of the STIP Bonus, each named executive officer is also evaluated on several performance objectives that are set at the beginning of the year and which are reviewed and revised as appropriate on a quarterly basis. These performance measures relate to the strategic business objectives of the organization for the year. Each named executive officer has a unique set of individual performance measures. The degree to which a named executive officer satisfies these individualized measures as well as competencies and overall performance rating is taken into account in determining the amount to be paid out to that executive as a STIP Bonus.

The target performance measures are objective measures that reflect the Company’s operating results for the year for which the target is established. The Committee has historically sought to ensure that attainment of the target performance measure is challenging yet achievable. When establishing a performance target in relation to results of operations, the Committee seeks to establish a target based on operating results derived from sources that are reasonably predictable and stable. Therefore, the Committee often specifies a target operating measure (such as earnings per share, or EPS) that is based on results from continuing operations. After the conclusion of the fiscal year, the Chief Executive Officer may suggest that the Committee consider additional adjustments to the target operational measures which are designed to eliminate the effects of extraordinary or unusual events. Some events for which these kinds of adjustments are made do recur from time to time, but are nevertheless considered to be extraneous to the conduct of normal day-to-day banking business. The Committee is not required to adopt the Chief Executive Officer’s recommendations. For any given year, the Compensation, Nominating and Governance Committee may decide to establish performance measures in addition to or in place of operationally-based measures. For 2009, the Committee established a performance target based on EPS. The EPS performance measure established by the Committee differs from EPS as reported under U.S. generally accepted accounting principles because it excludes the effects of certain non-routine items.

For purposes of determining the level of funding available to pay STIP Bonuses, actual performance for the relevant year is compared to the target performance measure(s) without reference to any external factors. If actual performance falls below the targeted level but is at least 70% of the targeted level, funding for payment of STIP Bonuses on a reduced basis may be available.

The process is different for the LTIP Bonus. The actual amount paid out pursuant to an LTIP Bonus award is determined over a three-year performance cycle. A new performance cycle begins at the start of each calendar year. Prior to the 2009-2011 performance cycle, the Company’s performance for a given year would affect three LTIP Bonus awards: one which was made at the beginning of the year for which performance is being evaluated, one which was made at the beginning of the year before that, and one which was made at the beginning of the second year before that. Amounts accrued for payout with respect to each year in a given three-year performance cycle would be paid out to the executive after the end of the third year. Beginning with the 2009-2011 performance cycle, the Company’s performance relative to the designated performance measure (total shareholder return, or TSR, as discussed below) over the entire three-year period will determine the amount to be paid out, without regard to the Company’s performance during any one year within that period.

The 2007-2009 and 2008-2010 performance cycles represent transitional cycles. Amounts were previously accrued for eventual payout as LTIP Bonuses for the 2007 and 2008 portions of the 2007-2009 performance cycle, and for the 2008 portion of the 2008-2010 performance cycle. On a transitional basis, amounts were also accrued for the 2009 portion of the three-year performance cycles covering the periods of 2007-2009 and 2008-2010 based on the Company’s three-year TSR for the period 2007-2009 relative to the TSR of the peer group (described below) over that same period. In early 2010, each named executive officer who was eligible for an LTIP Bonus payment received a payout for the 2007-2009 performance cycle. LTIP Bonus amounts accrued for potential future payment to the named executive officer for the two performance cycles ending in later years will not be paid out until all years in the cycle have been completed.

Beginning with 2009, the amount accrued for potential future payout to each named executive officer’s LTIP Bonus award will be determined by People’s United’s total shareholder return, or TSR, relative to the TSR for a peer group of financial institutions. TSR measures the change in value realized by shareholders over a specified time based on changes in stock price and total dividends paid. The peer group is designated by the Compensation, Nominating and Governance Committee at the beginning of the three-year performance period for which the target performance measure is set. The composition of the peer group is determined by the Committee with input from executive management and the Committee’s independent compensation consultant, and may be updated from time to time as necessary to reflect changes (such as mergers) affecting the companies included in the group at the time the group was identified.

LTIP Bonuses will be paid out at target if the Company’s TSR for the designated period falls at the 50th percentile of the TSR for the peer group. If the Company’s TSR relative to the TSR of the peer group falls below the 25th percentile of the peer companies, no payout will occur. LTIP Bonuses will be paid on a reduced basis if the Company’s relative TSR is between the 25th and 50th percentile of peer group TSR. Likewise, LTIP Bonuses will be paid at levels greater than target if the Company’s TSR is above the 50th percentile of the peer group TSR, and will be paid at a maximum of 150% of target if the Company’s TSR is at or above the 75th percentile of the peer group TSR.

Timing of Equity Grants. Stock option grants and restricted stock grants are effective as of the grant date, and options are priced at fair value on the date of grant. The grant date is the date the equity awards are approved for issuance by the independent members of the Board of Directors, acting on recommendations made to them by the Compensation, Nominating and Governance Committee. The LTIP and the SOP each define “fair market value” as the average of the high and low price of the common stock on the grant date or, if the grant date is not a day when the stock market is open, on the most recent day for which trading data is reported by the market. Equity grants are only made to named executive officers during the normal annual compensation-setting cycle except under circumstances discussed under the heading “—Exceptions to Usual Procedures.”

Stock Ownership Guidelines. People’s United has adopted guidelines establishing expected levels of stock ownership by the named executive officers. In general, the Chief Executive Officer is expected to own shares valued at five times his base salary, while the other named executive officers are expected to own shares valued at four times base salary. These guidelines were adopted in September 2008, with compliance to be achieved within a five-year phase-in period from the later of that date or the date of an executive’s promotion or hire.

Exceptions to Usual Procedures. The Compensation, Nominating and Governance Committee may from time to time recommend to the independent members of the Board of Directors that they approve the payment of special cash compensation or the grant of special equity-based awards to one or more named executive officers in addition to payments and grants approved during the normal annual compensation-setting cycle. The Committee might make such a recommendation if it believes it would be appropriate to reward one or more named executive officers in recognition of contributions to a particular project, or in response to competitive and other factors that were not addressed during the normal annual compensation-setting cycle. On occasion, special payments are contingent on some period of future service by the named executive officer. All equity grants are subject to future vesting contingencies, which may be different than the vesting periods that apply to grants made during the normal annual compensation-setting cycle.

The Committee will generally make off-cycle compensation decisions and recommendations whenever a current employee is promoted to executive officer status, or an executive officer is hired. The Committee may depart from the compensation guidelines it would normally follow for executives in the case of outside hires.

Equity-based grants were made pursuant to the RRP and the SOP in 2009 outside the normal annual compensation-setting cycle. See “—Other Committee Actions” for a more detailed discussion of these grants. These plans are not intended to replace or supplement the LTIP as the source of incentive grants used in assembling the annual core compensation packages for named executive officers. The Compensation, Nominating and Governance Committee will consider making grants under the RRP and the SOP to acknowledge and recognize significant contributions made to the organization by the proposed recipient, or if deemed necessary or appropriate in order to help attract or retain the services of the proposed recipient. Grants may also be made pursuant to these plans to newly elected directors or newly hired executive officers, if deemed appropriate to achieve equitable treatment of these individuals compared to their peers. Consequently, any future grants made under these plans may be made outside the normal annual compensation cycle.

Rating Past Performance; Payout Decisions. The preceding discussion primarily reflects the Compensation, Nominating and Governance Committee’s actions with respect to target compensation to be paid in or on account of services rendered in future periods. The Committee also is responsible for reviewing the actual performance of People’s United against performance targets established in prior periods. The evaluation of performance in relation to those targets is essential to determining the extent to which cash bonuses are paid to or amounts are accrued for the benefit of named executive officers. For more information about these performance targets and how they are used, see “—Linking Company Performance to Incentive Plan Funding” above.

The amount actually paid out to each named executive officer (including the Chief Executive Officer) pursuant to a STIP Bonus award depends on two factors: the extent to which the overall STIP Bonus pool is funded for the year; and the named executive officer’s overall performance rating with respect to his individual performance measures and leadership competencies. The Chief Executive Officer evaluates the performance and leadership behaviors of all named executive officers other than himself, and makes recommendations to the Compensation, Nominating and Governance Committee based on those evaluations. The Compensation, Nominating and Governance Committee evaluates the performance and leadership behaviors of the Chief Executive Officer.

As discussed earlier, the Committee often specifies one or more target performance measures intended to fairly represent the results of continuing operations during the ensuing year. Events may occur during the course of the year which cause management to conclude that one or more of these measures as initially established does not in fact achieve its intended goal. In that case, the Chief Executive Officer may ask the Compensation, Nominating and Governance Committee to exercise discretion in deciding whether or to what degree the applicable performance measure has been attained or exceeded. The Committee may, but is not required to, exercise that discretion.

The extent to which the overall STIP Bonus pool for all eligible employees (including named executive officers) is funded is determined by the performance of the Company measured against the target performance metrics specified by the Compensation, Nominating and Governance Committee. The bonus pool is not funded unless at least 70% of the target performance measures are attained for the year. Maximum funding of the bonus pool will occur if actual performance is at least 130% of the target performance measures.

Once the funding level has been determined, the Committee then decides whether to apply an overall funding adjustment factor. Application of this factor, which may be positive or negative, may result in an adjustment to the overall funding pool. The Compensation, Nominating and Governance Committee will consider applying an overall funding adjustment factor when the actual financial performance for the preceding year was extraordinarily different from expected performance, and when the Committee believes that actual performance was not primarily attributable to any particular operating unit or units within the organization.

Each named executive officer is also evaluated on several performance objectives that were set at the beginning of the previous year and which are reviewed and revised as appropriate on a quarterly basis. These performance measures relate to the strategic business objectives of the organization for the year. Each named executive officer has a unique set of individual performance measures. The degree to which a named executive officer satisfies these individualized measures is taken into account in determining the amount to be paid out to that executive as a STIP Bonus. In general, no named executive officer can receive a STIP Bonus payout in excess of 200% of the target short-term cash bonus amount. However, in making recommendations to the independent members of the Board of Directors with respect to the named executive officers, the Compensation, Nominating and Governance Committee has the discretion to disregard this cap in circumstances it deems appropriate.

As discussed above under the heading “Linking Company Performance to Incentive Plan Funding,” the actual payout for the LTIP Bonus award is determined over a three-year period. Target LTIP Bonus awards are made to each named executive officer on an annual basis. As a result, in any given year there are three overlapping LTIP Bonus cycles in effect (one with respect to the first year of the cycle, one with respect to the second year of the cycle, and the third with respect to the final year of the cycle). At the end of the applicable three year performance period a decision regarding the actual payout is made based on the Company’s relative TSR compared to a group of established peer companies. The composition of the peer group may change from year to year. See the discussion under the heading “—Linking Company Performance to Incentive Plan Funding.” The maximum amount that may be paid out pursuant to an LTIP Bonus award upon expiration of a three-year bonus cycle is 150% of the individual participant’s target LTIP Bonus established at the beginning of the three-year cycle.

Committee Actions Affecting 2009 Compensation. The Compensation, Nominating and Governance Committee took a variety of actions during 2009 that affected executive compensation for the year. During the first quarter of 2010, the Compensation, Nominating and Governance Committee evaluated the performance of People’s United against the target performance measures established in early 2009 and took other actions relating to calculation of actual payments and accruals for the STIP Bonus and LTIP Bonus based on 2009 performance. Actions taken by the Committee in 2009 with reference to performance measures established for 2008 are not included in the following discussion.

Annual Compensation-Setting Process—Chief Executive Officer

In January 2009, the Committee recommended, and the independent members of the Board of Directors approved, the various components of Mr. Sherringham’s annual compensation package. Details regarding base salary, stock options, and restricted stock grants are included in the detailed compensation tables elsewhere in this proxy statement. Information about the STIP Bonus and LTIP Bonus target amounts established by the Committee for Mr. Sherringham are included in this discussion.

For 2009, the Committee selected the following companies for use in benchmarking Mr. Sherringham’s compensation package:

Associated Banc-Corp.	Astoria Financial Corp.
BOK Financial Corp.	City National Corp.
Comerica Inc.	Commerce Bancshares Inc.
Cullen/Frost Bankers, Inc.	First Horizon National Corp.
Flagstar Bancorp	Fulton Financial Corp.
Hudson City Bancorp Inc.	M&T Bank Corp.
Marshall & IIsley Corp.	New York Community Bancorp, Inc.
Synovus Financial Corp.	TCF Financial Corp.
Valley National Bancorp	Webster Financial Corp.
Zions Bancorporation

The companies in this group are all in the financial services industry. All companies listed in the peer group had a market capitalization between $2 billion and $12 billion at the time the companies were selected. Other factors used in selecting these companies were asset size; market capitalization; and loan portfolio size. Compensation information for companies included in the peer group was obtained by reviewing publicly available proxy statements and other relevant filings made with securities regulatory authorities.

For 2009, the Committee established the target value of Mr. Sherringham’s core compensation package at approximately $3.05 million. This placed Mr. Sherringham in the 50th percentile for core compensation paid to chief executive officers of the companies included in the peer group. This target was established based on the recent financial performance of People’s United, Mr. Sherringham’s estimated value in the marketplace, and the Committee’s view of Mr. Sherringham’s critical role in the future success of the Company.

After establishing the target value for Mr. Sherringham’s overall core compensation package, the Committee made detailed determinations for each element of that package in order to arrive at the desired overall result:

Base Salary: The Committee set Mr. Sherringham’s base salary at $840,000 representing a 5% increase from his base salary in 2008. Mr. Sherringham’s base salary represented approximately 28% of the target value of his core compensation package, consistent with the Committee’s philosophy of emphasizing the at-risk components of core compensation for executive officers.

STIP Bonus: Mr. Sherringham’s STIP Bonus target for 2009 was established at 110% of his base salary for 2009. The actual amount to be paid out to Mr. Sherringham will be determined based on the financial performance of People’s United for the year. The amount paid out will not exceed 200% of the target amount, unless the Compensation, Nominating and Governance Committee exercises its discretion to exceed that limit. See “Rating Past Performance” below for a discussion of the amount paid out to Mr. Sherringham pursuant to this award.

The Committee established Mr. Sherringham’s STIP Bonus target at this level in part based on market practice and trends, and in part to achieve the desired mix between base compensation and at-risk compensation.

Long-Term Incentives: To arrive at the desired total target value of Mr. Sherringham’s core compensation package for 2009, and in light of the levels of base salary and STIP Bonus award already determined, the Committee established the target value of the long-term incentive portion of Mr. Sherringham’s compensation package for 2009 at approximately $1.3 million. The target value of the long-term incentive portion of Mr. Sherringham’s compensation package is made up of the target value of the LTIP Bonus award, the value of stock options using the Black-Scholes option pricing model, and the assumed value of restricted stock grants. Option values and assumed restricted stock grant values were based on the stock price as of a date reasonably close to the actual grant date.

The relative mix of the three components of Mr. Sherringham’s long-term incentive compensation package was designed so that approximately three-quarters of the target value would be attributable to equity-based forms of compensation. The Committee considered this weighting to be an appropriate means of aligning Mr. Sherringham’s compensation with the long-term interests of People’s United’s shareholders.

Mr. Sherringham’s LTIP Bonus target for the three-year performance cycle beginning with 2009 was established at 38% of his base salary for 2009. The actual amount to be paid out to Mr. Sherringham will be determined based on the Company’s TSR compared to the TSR of the designated peer group during the three year period of 2009-2011. The amount paid out will not exceed 150% of the target amount.

The Committee recommended the award to Mr. Sherringham of options to purchase 89,554 shares of People’s United common stock. Additional information about these options is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. These options will have no value unless the market value of People’s United common stock is higher than the exercise price of the options. The actual value realized upon the exercise of these options will depend on the market value of our stock at the time of exercise. The target value of these stock options represented approximately 25% of Mr. Sherringham’s long-term compensation for 2009, reflecting the Committee’s decision to weight equity-based awards towards stock grants rather than towards options.

The Compensation, Nominating and Governance Committee also recommended the award to Mr. Sherringham of 38,549 shares of People’s United common stock, subject to vesting restrictions. Additional information about these restricted shares is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. The actual value realized from these shares will depend on the market value of our stock at the time the shares are sold. The target value of these shares represented approximately 50% of Mr. Sherringham’s long-term compensation for 2009.

All Compensation, Nominating and Governance Committee actions taken with respect to Mr. Sherringham’s compensation were presented as recommendations for approval by the independent members of the Board of Directors. All of the Committee’s recommendations regarding Mr. Sherringham’s compensation were approved by the independent members of the Board of Directors in January 2009.

Annual Compensation-Setting Process—Other Named Executive Officers. In January 2009, the Compensation, Nominating and Governance Committee recommended, and the independent members of the Board of Directors approved, the various components of the annual compensation packages for Messrs. Barnes, Burner, and D’Amore. Compensation decisions made with respect to Mr. Kosturko and Mr. Norton were made outside the regular annual process, and are discussed below under “—Other Committee Actions.” Details regarding base salary, stock options, and restricted stock grants made to all of the named executive officers are included in the detailed compensation tables elsewhere in this proxy statement. Information about the STIP Bonus and LTIP Bonus target amounts established by the Committee for Messrs. Barnes, Burner and D’Amore is included in this discussion.

The Committee began the compensation-setting process for the three named executive officers by referring to internally developed broad guidelines which specify target dollar ranges for executive compensation. These guidelines are based in large part on competitive trends in the employment marketplace, including established and emerging compensation practices at other companies. The Committee initially established the overall level of core compensation for each of these named executive officers within the guideline ranges after considering the recent performance of People’s United and the contribution of each named executive officer to those results, the value of each executive’s job in the marketplace, and the criticality of each named executive officer to the future success of People’s United in attaining its goals.

The Committee next evaluated these preliminary compensation decisions in comparison to the compensation of executives having comparable responsibilities at companies in a peer group designated by the Committee. This peer group was different from the peer group used to establish the Chief Executive Officer’s compensation, due to the limited amount of data available for comparable executive positions in the first peer group.

For 2009, the companies making up the peer group used as a comparison reference for the compensation packages for the other named executive officers were:

Associated Banc-Corp	Comerica
Cullen/Frost Bankers Inc.	Guaranty Bank
First Horizon National	IndyMac Bancorp Inc.
Irwin Financial Corp.	M&T Bank
Marshall & IIsley	SVB Financial Group
Synovus Financial	TD Banknorth Inc.
Webster Financial Corp.

The companies in this group all participate in relevant executive compensation surveys sponsored by the Committee’s independent compensation consultant.

The Committee compared its preliminary compensation decisions for the three named executive officers with the peer group data to ensure that those preliminary decisions did not deviate significantly from market practice.

The target value of the three named executive officers’ core compensation packages, as established by the Committee for 2009 following the steps outlined above and based on equity valuation assumptions as of a date reasonably close to the Committee’s action, each fell within the third quartile for core compensation paid to executive officers performing similar duties with the companies included in the peer group.

After establishing the target value for each named executive officer’s overall core compensation package, the Committee made detailed determinations for each element of that package in order to arrive at the desired overall result:

Base Salary: The Committee first set the 2009 base salary for each named executive officer, within target dollar ranges contemplated by the internal guidelines. Salary increases for the three named executive officers represented a combination of normal annual increases of approximately 2% compared to base salaries for 2008. At these levels, base salaries represented between 33% and 34% of the target value of each named executive officer’s core compensation package.

STIP Bonus: The 2009 STIP Bonus targets for these three named executive officers were established at 80% of each executive’s base salary for 2009. The actual amount to be paid out to each named executive officer will be determined in part based on the financial performance of People’s United for the year and in part based on the other factors discussed under the heading “—Rating Past Performance; Payout Decisions.” The amount paid out will not exceed 200% of the target amount, unless the Compensation, Nominating and Governance Committee exercises its discretion to exceed that limit. See “Rating Past Performance” below for a discussion of the amounts paid out to the named executive officers pursuant to these awards.

The Committee established the named executive officers’ STIP Bonus targets at these levels in part based on market practice and trends, and in part to achieve the desired mix between base compensation and at-risk compensation.

Long-Term Incentives: To arrive at the desired total target value of the three named executive officers’ core compensation packages for 2009, and in light of the levels of base salary and STIP Bonus awards already determined, the Committee established the target value of the long-term incentive portion of the named executive officers’ core compensation packages for 2009 in a range from approximately $469,000 to $568,000. The target value of the long-term portion of each named executive officer’s compensation package reflects the target value of the LTIP Bonus award, the value of stock options using the Black-Scholes option pricing model, and the assumed value of restricted stock grants. Option values and assumed restricted stock grant values were based on the stock price as of a date reasonably close to the actual grant date.

The relative mix of the three components of these executives’ long-term compensation packages was designed so that approximately three-quarters of the target value would be attributable to equity-based forms of compensation. The Committee considered this weighting to be an appropriate means of aligning executive compensation with the long-term interests of the Company’s shareholders.

The LTIP Bonus targets for the three-year performance cycle beginning with 2009 were established for the three named executive officers in a range between 29% – 31% of each executive’s base salary for 2009. The actual amount to be paid out will be determined based on the Company’s TSR compared to the TSR of the designated peer group during the three year period of 2009-2011. The amount paid out will not exceed 150% of the target amount.

The Compensation, Nominating and Governance Committee recommended the award to the three named executive officers of options to purchase between 32,674 and 39,563 shares of People’s United common stock. Additional information about these options is contained in the Summary Compensation Table and the table headed “Grants of Plan-Based Awards” and accompanying discussion, all of which appear below. These options will have no value unless the market value of our common stock is higher than the exercise price of the options. The actual value realized by each named executive officer upon his exercise of these options will depend on the market value of the Company’s stock at the time of exercise. The target value of these stock options represented approximately 25% of each named executive officer’s long-term compensation for 2009, reflecting the Committee’s decision to weight equity-based awards towards stock grants rather than towards options.

The Compensation, Nominating and Governance Committee also recommended the award to the three named executive officers of between 14,065 and 17,030 shares of People’s United common stock, subject to vesting restrictions. Additional information about these restricted shares is contained in the table headed “Grant of Plan-Based Awards” below. The actual value realized by each named executive officer from these shares will depend on the market value of our stock at the time he chooses to sell such shares. The target value of these shares represented approximately 50% of each named executive officer’s long-term compensation for 2009 based on estimated values for stock options and shares of restricted stock at the time compensation recommendations were formulated.

All Compensation, Nominating and Governance Committee actions taken with respect to the three named executive officers were presented as recommendations for approval by the independent members of the Board of Directors. The Chief Executive Officer participated in the development of these recommendations but did not vote on the adoption of these recommendations by the Committee. All of the Committee’s recommendations regarding the compensation of the three named executive officers were approved by the independent members of the Board of Directors in February 2009.

Establishing Performance Targets. In March 2009, the Committee established the performance targets for purposes of determining actual payouts and accruals for the STIP Bonus. In April 2009, the Committee selected the three-year relative TSR of the Company compared to the peer group TSR as the performance measure for all current cycles of outstanding LTIP Bonus awards. For the STIP Bonus the Committee specified a performance target based on EPS from continuing operations. The EPS performance measure established by the Committee differs from EPS as reported under U.S. generally accepted accounting principles because it excludes the effects of certain non-recurring items.

The designated EPS performance target was in line with budget projections for 2009. Management advised the Committee that it considered this target to be challenging in light of a variety of factors, including: continuing weakness in the credit markets; the Company’s conscious decision to favor preservation of capital over investment yield; and the general competitive environment for 2009. The Committee thus viewed the performance targets to be challenging yet achievable goals based on this information.

For purposes of the LTIP Bonus awards, the Committee specified TSR relative to a group of peers for the three-year performance period as the sole performance measure.

The Committee also identified the group of institutions against which the Company’s 2009 financial performance will be measured for purposes of calculating accruals under all current long-term cash bonus cycles. This peer group was identical to the peer group used in setting the Chief Executive Officer’s compensation for 2009.

Rating Past Performance.

Beginning in December 2009 and continuing into January 2010, the Compensation, Nominating and Governance Committee evaluated the Company’s actual performance during 2009 against the STIP and LTIP performance targets established in March and April 2009. The Committee approved funding for the overall STIP Bonus pool for all STIP participants, including the named executive officers, at 80% of target on the basis of EPS results.

The Compensation, Nominating and Governance Committee evaluated People’s United’s TSR relative to the group of peer companies. On the basis of this comparison, the Committee approved LTIP Bonus accruals for 2009 on this measure at the maximum level for all named executive officers, including the Chief Executive Officer.

On the basis of the Company’s performance results for 2009, and Mr. Sherringham’s personal leadership in attaining personal objectives set in consultation with the Committee in March 2009, the Committee recommended, and the independent members of the Board of Directors approved, a 2009 STIP Bonus payout to Mr. Sherringham of $1,000,000. This represented 108% of the target amount of the STIP Bonus, as described in the table entitled “Grant of Plan-Based Awards” appearing below. In addition, a total of $363,715 was accrued for the three outstanding LTIP Bonus cycles for Mr. Sherringham based on People’s United’s financial performance during 2009. LTIP Bonuses will not be paid out until after the end of the third year of the applicable performance cycle. Actual payouts may be more or less than the amounts accrued for potential payout over the entire performance cycle. More detailed information on the amounts accrued for each LTIP Bonus cycle is provided following the Summary Compensation Table below.

In determining the 2009 STIP Bonus payouts for the other named executive officers (other than Messrs. Kosturko and Norton, who were not eligible to receive a 2009 STIP payout), the Compensation, Nominating and Governance Committee considered the Chief Executive Officer’s evaluation of each named executive officer’s performance against the individual set of previously-established key performance measures and leadership competencies for each officer. Based on each individual’s level of achievement and the level of funding available in the STIP Bonus pool, the Committee recommended, and the independent members of the Board of Directors approved, payouts of STIP Bonuses in amounts higher than the target amount of each named executive officer’s 2009 STIP Bonus, as described in the table entitled “Grant of Plan-Based Awards” appearing below.

Amounts ranging from $126,907 to $156,841 were accrued for the outstanding three-year LTIP Bonus cycles for the three named executive officers based on the Company’s financial performance during 2009. LTIP Bonuses will not be paid out until after the end of the third year of the applicable performance cycle. Actual payouts may be more or less than the amounts accrued for potential payout over the entire performance cycle. More detailed information on the amounts accrued for each LTIP Bonus cycle is provided following the Summary Compensation Table below.

Other Committee Actions.

Compensation of Mr. Norton. In October 2009, the Company announced that it had hired Mr. Norton to serve as its Chief Human Resources Officer. The Committee recommended, and the independent members of the Board approved, a compensation package for Mr. Norton consisting of a base salary for 2009 at an annualized rate of $408,000; a sign-on bonus of $90,000 paid upon his start date and an additional $90,000 to be paid in February 2010; and long-term cash and equity incentive compensation awards. Mr. Norton was awarded a prorated target LTIP Bonus of $43,758 for the 2008-2010 performance cycle, and a prorated target LTIP Bonus of $80,784 for the 2009-2011 performance cycle. The grant of pro-rated LTIP Bonus awards for currently active performance cycles is consistent with the Company’s normal practice in the case of promotions and new hires. The actual amount to be paid out to Mr. Norton pursuant to these LTIP Bonus awards will be determined based on the financial performance of People’s United during the applicable three-year performance cycles.

In November 2009, the Committee also recommended, and the independent members of the Board approved, equity awards to Mr. Norton consisting of 60,550 shares of restricted stock under the RRP and 175,050 stock options under the SOP. Mr. Norton did not receive any stock or option grants under the LTIP at this time.

The combination of base salary, short-term incentives, and long-term cash incentives comprising Mr. Norton’s compensation package was determined by reference to the Company’s pay scale for other senior executives. Grants made to Mr. Norton under the RRP and the SOP and the decision to pay Mr. Norton a sign-on bonus were not part of this analysis. The equity grants were made to ensure equitable treatment of Mr. Norton in comparison to other similarly situated executives who had received awards under these plans in prior years. The equity grants coupled with the sign-on bonus were awarded in consideration of compensation that would have been earned by Mr. Norton from his prior employer, but that was forfeited as a result of Mr. Norton’s decision to accept employment with the Company.

Change in Control Agreement. On October 30, 2009, the Company entered into an agreement with Mr. Norton, providing certain benefits in the event his employment is terminated under specified circumstances and within a specified period of time following a change in control of the Company. Mr. Norton’s agreement has a term of three years. The terms and conditions of Mr. Norton’s agreement are consistent with the arrangements for other senior executive officers.

Compensation of Mr. Kosturko. In January 2009, the Compensation, Nominating and Governance Committee approved an agreement relating to the termination of Mr. Kosturko’s service as an officer and employee of the Company. Mr. Kosturko, who served as an executive officer and General Counsel of the Company and the Bank for more than 15 years, had been on a leave of absence since early 2008.

The agreement provided for Mr. Kosturko to receive a lump-sum payment of $1,882,500 at the time of his separation from service. In approving payment of this amount, the Committee considered a number of factors, including: the length of Mr. Kosturko’s tenure as an executive officer; the significant value of all unvested equity awards being forfeited by Mr. Kosturko as a result of his separation from service, including recognition awards made to Mr. Kosturko in October 2007 under the RRP and SOP; the key role played by Mr. Kosturko in a variety of important corporate transactions during his tenure as an executive officer, including the Bank’s acquisition of The Norwich Savings Society and the Company’s acquisition of Chittenden Corporation, and the second-step conversion of the Bank from mutual holding company form to the Company’s current status as a fully public company; the variety of functions performed by Mr. Kosturko during his tenure, including acting head of the human resources function as well as that of acting chief financial officer; and the extent to which the Company had entered into comparable agreements with other former executive officers in the past.

Recent Developments. In March 2010, the Board of Directors indicated that it does not intend to approve inclusion of excise tax gross-up provisions in any future change in control agreements or employment agreements that include change in control provisions. The Board intends to follow this same approach when considering renewal of any existing change in control agreements and employment agreements.

Compensation Policies and Practices in Relation to Risk Management

The Company has considered the extent to which its compensation policies and practices influence the behaviors of our executives and other employees with respect to taking business risks that could affect the Company. We believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on the Company, either individually or in the aggregate. Management will conduct a periodic risk assessment of these policies and practices and will advise the Compensation, Nominating and Governance Committee of its findings and recommendations (if any) for changes to these policies and practices.

Summary Compensation Table

The following table sets forth a summary for the last fiscal year of the cash and non-cash compensation paid or awarded by People’s United to its principal executive officer, its principal financial officer, and its three most highly compensated executive officers other than the principal executive officer and principal financial officer who were serving as executive officers at the end of the 2009 fiscal year (the “named executive officers”). Mr. Kosturko, who served as an executive officer of the Company until February 2, 2009, is also listed as a named executive officer in accordance with applicable Securities and Exchange Commission rules.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Philip R. Sherringham(1)	2009	835,385	—	644,962	337,619	1,363,715	641,384	213,777	4,036,842
President and Chief Executive Officer	2008	793,769	—	633,474	237,447	1,441,357	313,941	117,239	3,537,227
	2007	501,385	—	8,723,187	3,183,014	921,444	164,400	60,428	13,553,858

Paul D. Burner(2)	2009	453,981	—	286,133	149,153	470,005	281	57,717	1,417,270
Sr. Executive Vice President (Chief Financial Officer)	2008	180,000	180,000	3,232,501	1,234,571	101,376	—	5,591	4,934,039

John P. Barnes(3)	2009	407,077	—	239,140	123,181	469,627	17,503	161,108	1,417,636
Sr. Executive Vice President (Chief Administrative Officer)

Robert R. D’Amore	2009	407,077	—	249,267	128,538	499,561	436,477	189,450	1,910,370
Sr. Executive Vice President (Retail and Small Business Banking)	2008	391,404	—	229,132	89,085	576,638	301,117	167,364	1,754,740
	2007	324,904	—	5,577,406	2,020,106	429,040	191,400	41,664	8,584,520

William T. Kosturko(4)	2009	2,928	—	—	—	—	59,612	2,042,033	2,104,573
Executive Vice President (General Counsel)	2008	94,198	—	9,793	—	46,519	183,003	188,270	521,783
	2007	329,448	—	3,445,168	1,266,216	441,072	239,300	49,113	5,770,317

David K. Norton(5)	2009	64,338	90,000	1,001,497	668,691	47,741	—	3,352	1,875,619
Sr. Executive Vice President (Chief Human Resources Officer)

(1)	Also served as Chief Financial Officer until August 2008.
(2)	Did not serve as an executive officer prior to 2008.
(3)	Was not a named executive officer prior to 2009.
(4)	Ceased to serve as an executive officer in February 2009.
(5)	Did not serve as an executive officer prior to 2009.

Amounts shown in the “Stock Awards” column reflect the value of the awards on the date granted. Stock awards are generally valued at the average of the high and low stock price on the grant date. The value attributed to stock allocated pursuant to the Employee Stock Ownership Plan, which we call the ESOP, is based on the closing price of People’s United stock on the date the allocation was made. For more information on stock awards made to the named executive officers during 2009, see the table in this section entitled “Grants of Plan-Based Awards.”

Amounts shown in the “Option Awards” column reflect the value of the awards on the date granted. Stock options are valued using the Black-Scholes option pricing model. For 2009, the assumptions shown in the following table were used for the purpose of valuing options granted on the indicated dates.

Option Grant Date	Option Value	Black-Scholes Assumptions
		Exercise Price	Dividend Yield	Expected Volatility Rate	Risk-free Interest Rate	Expected Term (Years)
January 22, 2009(a)	$3.77	$16.58	3.68%	32.81%	2.26%	5.84
November 19, 2009(b)	$3.82	$16.54	3.69%	32.57%	2.60%	6.02

(a)	Issued pursuant to the Long-Term Incentive Plan.
(b)	Issued pursuant to the 2007 Stock Option Plan.

The exercise price shown in the above table is equal to the fair value of the underlying stock on the grant date. For more information on option grants made to the named executive officers during 2009, see the table entitled “Grants of Plan-Based Awards.”

The amounts shown in the Stock Awards and the Option Awards columns for 2008 and 2007 are presented in accordance with recently revised Securities and Exchange Commission rules, and are different from amounts shown in those columns for those years in prior proxy statements.

The amounts shown in the “Non-Equity Incentive Plan Compensation” column for 2009 reflect short-term incentive bonus payments made to the named executive officers with respect to performance in 2009, and amounts accrued for potential future payment as long-term incentive bonuses to the named executive officers based on People’s United’s performance in 2009. No information is shown for Mr. Kosturko, who did not participate in any incentive plans during 2009. Details of these amounts are as follows:

		Long-Term Incentive Bonus (LTIP Bonus)
	Short-Term Incentive Bonus (STIP Bonus)(1)	2007 – 2009 Performance Cycle(1)	2008 – 2010 Performance Cycle(2)	2009 – 2011 Performance Cycle(3)
Philip R. Sherringham	$1,000,000	$71,806	$168,667	$123,242
Paul D. Burner	$327,240	$32,430	$55,890	$54,445
John P. Barnes	$342,720	$32,875	$49,067	$44,965
Robert R. D’Amore	$342,720	$53,188	$56,733	$46,920
David K. Norton(4)	$—	$—	$16,774	$30,967

(1)	Paid in 2010.
(2)	Payable in 2011.
(3)	Payable in 2012.
(4)	The amount paid to Mr. Norton as a bonus was not performance-based. This amount is shown in the Summary Compensation Table in the “Bonus” column but not in the above table.

The total amount paid to certain named executive officers as a long-term incentive bonus for the 2007 – 2009 performance cycle is as follows: Mr. Sherringham, $269,739; Mr. Burner, $121,824; Mr. Barnes, $123,494; and Mr. D’Amore, $199,800. These amounts, which for each individual include the amounts shown in the column headed “2007 – 2009 Performance Cycle” in the table above and amounts shown in the same column of the comparable table included in the proxy statement for the 2009 and 2008 annual meeting of shareholders (or which would have been shown if such person had been a named executive officer at the time), are based on the performance of People’s United for each of the three years included in that performance cycle. Messrs. Kosturko and Norton did not receive any long-term incentive bonus payments for the 2007 – 2009 performance cycle.

Amounts shown in the column headed “Change in Pension Value and Nonqualified Deferred Compensation Earnings” are for the twelve months ended December 31, 2009 which is the pension plan measurement date used by People’s United for financial reporting purposes. This column includes above-market earnings on compensation deferred by certain named executive officer under the Non-Qualified Savings and Retirement Plan, as follows: Mr. Sherringham, $3,884; Mr. Burner, $281; Mr. Barnes, $3,876; Mr. D’Amore, $12,177; Mr. Kosturko, $134; and Mr. Norton, zero. Information about these earnings and how they are calculated is shown in the table headed “Non-Qualified Deferred Compensation” and accompanying text.

Amounts shown as “All Other Compensation” are attributable to perquisites and other personal benefits, and to other items of compensation that are not reported elsewhere in the Summary Compensation Table. Perquisites and other personal benefits consist of a company-supplied automobile, tax preparation and financial planning services, reimbursement for up to $500 for health club membership, reimbursement for the executive’s cost of enhanced long-term disability insurance, local housing expenses (in the case of Messrs. Barnes and D’Amore), and home security services. Some of the named executive officers have elected to forego one or more of these perquisites. For Mr. D’Amore, perquisites for 2009 also include the cost of a club membership which was used primarily, but not exclusively, for business purposes. Additional items shown as “All Other Compensation” for 2009 include: employer matching contributions and credits to the 401(k) Employee Savings Plan and the Non-Qualified Savings and Retirement Plan (Mr. Sherringham, $91,356; Mr. Burner, $17,502; Mr. Barnes, $38,414; Mr. D’Amore, $38,320; Mr. Kosturko, $4,062; and Mr. Norton, zero); employer retirement contributions and credits to the 401(k) Employee Savings Plan and the Non-Qualified Savings and Retirement Plan (Mr. Burner, $11,013; and Mr. Barnes, $55,375; none for any other named executive officer); a tax gross-up payment with respect to the reimbursement paid to each executive for the cost of enhanced long-term disability insurance (Mr. Sherringham, $17,599; Mr. Burner, $456; Mr. Barnes, $532; Mr. D’Amore, $1,856; none for any other named executive officer); and for Mr. D’Amore, a tax gross-up payment of $21,818 with respect to the local housing expenses paid on his behalf. For Mr. D’Amore, this amount also includes $71,637 accrued during 2009 for potential future payment under the Split-Dollar Cash Value Restoration Plan. For Mr. Kosturko, this amount includes a payout of $131,756 under the Split-Dollar Cash Value Restoration Plan and a payment of $1,882,500 pursuant to an agreement entered into in connection with his separation from service as an executive officer of the Company.

The employer retirement credits made to the Non-Qualified Savings and Retirement Plan for certain named executive officers were made in 2010 with respect to services rendered during 2009 and, accordingly, are not reflected in the table entitled “Non-Qualified Deferred Compensation” appearing elsewhere in this section.

Grant of Plan-Based Awards. The following table sets forth information concerning grants of plan-based awards made in 2009 to the named executive officers under the Short-Term Incentive Plan, the Long-Term Incentive Plan, the 2007 Recognition and Retention Plan, the 2007 Stock Option Plan and the Employee Stock Ownership Plan. Mr. Kosturko did not receive grants of any plan-based awards in 2009.

Name	Grant Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)			All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)(3)	Closing Market Price on Grant Date ($)(3)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Philip R. Sherringham	Jan. 22, 2009(4)	$462,000	$924,000	$1,848,000
	Jan. 22, 2009(5)	160,750	321,500	482,250
	Jan. 22, 2009(6)				38,549			$16.37	$638,950
	Jan. 22, 2009(6)					89,554	$16.58	16.37	337,619
	Dec. 31, 2009(7)				360			16.70	6,013

Paul D. Burner	Jan. 22, 2009(4)	$181,800	$363,600	$727,200
	Jan. 22, 2009(5)	71,016	142,031	213,047
	Jan. 22, 2009(6)				17,030			$16.37	$282,272
	Jan. 22, 2009(6)					39,563	$16.58	16.37	149,153
	Dec. 31, 2009(7)				231			16.70	3,861

John P. Barnes	Jan. 22, 2009(4)	$163,200	$326,400	$652,800
	Jan. 22, 2009(5)	58,650	117,300	175,950
	Jan. 22, 2009(6)				14,065			$16.37	$233,127
	Jan. 22, 2009(6)					32,674	$16.58	16.37	123,181
	Dec. 31, 2009(7)				360			16.70	6,013

Robert R. D’Amore	Jan. 22, 2009(4)	$163,200	$326,400	$652,800
	Jan. 22, 2009(5)	61,200	122,400	183,600
	Jan. 22, 2009(6)				14,676			$16.37	$243,255
	Jan. 22, 2009(6)					34,095	$16.58	16.37	128,538
	Dec. 31, 2009(7)				360			16.70	6,013

David K.Norton	Oct. 31, 2009(8)	$3,647	$43,758	$65,637
	Oct. 31, 2009(9)	40,392	80,784	121,176
	Nov. 19, 2009(10)				60,550			$16.47	$1,001,497
	Nov. 19, 2009(11)					175,050	$16.54	16.47	668,691

(1)	For equity grants other than those made pursuant to the ESOP, this is the date grants were approved by the independent members of the Board of Directors. Share allocations made pursuant to the terms of the ESOP are made on the date shares are released by the ESOP trustee from the ESOP’s loan repayment account in accordance with the terms of the plan.
(2)	The threshold payment for a STIP Bonus and for an LTIP Bonus is shown as 50% of the target amount. Zero payouts are also possible. The maximum payout with respect to a STIP Bonus award is shown as 200% of the target amount, which is the limit generally applicable to such awards. However, the Compensation, Nominating and Governance Committee has discretion to authorize a payout in excess of this limit. The maximum payout with respect to an LTIP Bonus award is shown as 150% of the target amount.
(3)	Exercise price is equal to “fair market value” which is defined in the Long-Term Incentive Plan and in the 2007 Stock Option Plan as the average of the high and low stock price on the grant date. This will usually differ from the closing price on the grant date. The fair value of shares allocated to each executive pursuant to the ESOP is equal to the closing price on the date the allocation is made.
(4)	STIP Bonus award for 2009, paid in 2010.
(5)	LTIP Bonus award, payable at the end of the 2009-2011 performance cycle.
(6)	Granted pursuant to Long-Term Incentive Plan.
(7)	Allocated pursuant to ESOP.
(8)	LTIP Bonus award, pro-rated to date of hire and payable at the end of the 2008-2010 performance cycle.
(9)	LTIP Bonus award, pro-rated to date of hire and payable at the end of the 2009-2011 performance cycle.
(10)	Granted pursuant to RRP.
(11)	Granted pursuant to SOP.

The columns disclosing estimated future payouts under equity incentive compensation plans have been omitted from the table because no named executive officer earned any compensation during 2009 of a type required to be disclosed in those columns.

All stock and option awards shown in this table were made pursuant to the People’s United Financial, Inc. 2008 Long-Term Incentive Plan, the People’s United Financial, Inc. 2007 Recognition and Retention Plan, the People’s United Financial, Inc. 2007 Stock Option Plan, and the People’s United Financial, Inc. Employee Stock Ownership Plan, as noted. The LTIP and the SOP each define “fair market value” as the average of the high and low trading price of the common stock on The Nasdaq Stock Market on the date of grant or, if no trades take place on that date, the most recent day for which trading data is available.

Cash dividends paid with respect to shares of restricted stock granted pursuant to the LTIP and the RRP are paid to the grantee at the same time as dividends are paid on all other shares of People’s United common stock, regardless of whether awards have vested. Cash dividends paid with respect to shares of stock allocated to the participant’s account in the ESOP, whether or not vested, may be paid to the participant at the same time as dividends are paid on all other shares of People’s United common stock or may be reinvested in additional shares of common stock, at the participant’s election.

Stock and option awards made to named executive officers in 2009 will vest as described below:

Source of Grant (Plan Name)	Grant Date(s)	Vesting Schedule
Long-Term Incentive Plan	Jan. 22, 2009	50% on Feb. 1 following second anniversary of grant date; 25% on Feb. 1 following third anniversary of grant date; 25% on Feb. 1 following fourth anniversary of grant date

2007 Stock Option Plan and 2007 Recognition and Retention Plan	Nov. 19, 2009	20% per year on each anniversary of grant date

A participant in the ESOP becomes fully vested once he or she has completed five years of credited service, as defined in the plan. All of the named executive officers, except Messrs. Burner and Norton, are fully vested in shares allocated to their accounts under this plan.

For purposes of this table, the grant date fair value of stock awards is generally equal to the number of shares awarded multiplied by the fair value of the shares as determined pursuant to the applicable plan. For stock allocated pursuant to the ESOP, the fair value is assumed to be equal to the closing price of the common stock on the date the shares were allocated to participants’ accounts. The grant date fair value of options is determined using the Black-Scholes option pricing model with the assumptions set forth in the text following the Summary Compensation Table for specified grant dates.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Philip R. Sherringham	8	—		$5.45	Apr. 10, 2013	9,083	(a)	$151,686
	10,632	—		9.45	Feb. 19, 2014	6,668	(g)	111,356
	32,130	—		12.02	Feb. 17, 2015	9,513	(b)	158,867
	73,962	24,654	(a)	14.91	Feb. 16, 2016	5,282	(c)	88,209
	14,448	14,448	(b)	21.63	Feb. 15, 2017	267,612	(d)	4,469,120
	11,560	11,561	(c)	21.63	Feb. 15, 2017	30,000	(e)	501,000
	341,483	512,226	(d)	18.10	Oct. 25, 2017	4,253	(h)	71,025
	—	79,149	(e)	17.66	Mar. 27, 2018	38,549	(f)	643,768
	—	89,554	(f)	16.58	Jan. 22, 2019

Paul D. Burner	—	49,470	(i)	$18.86	Sep. 18, 2018	21,440	(i)	$358,048
	57,000	228,000	(j)	18.86	Sep. 18, 2018	120,000	(j)	2,004,000
	—	39,563	(f)	16.58	Jan. 22, 2019	17,030	(f)	284,401

John P. Barnes	—	14,650	(k)	$16.08	Jan. 16, 2018	7,100	(k)	$118,570
	56,931	227,728	(l)	15.66	Jan. 17, 2018	118,976	(l)	1,986,899
	—	22,000	(e)	16.94	Feb. 21, 2018	10,650	(e)	177,855
	—	32,674	(f)	16.58	Jan. 22, 2019	14,064	(f)	234,869

Robert R. D’Amore	42,525	—		$9.45	Feb. 19, 2014	4,526	(a)	$75,584
	32,130	—		12.02	Feb. 17, 2015	6,563	(g)	109,602
	36,981	12,327	(a)	14.91	Feb. 16, 2016	7,392	(b)	123,446
	11,560	11,561	(b)	21.63	Feb. 15, 2017	173,948	(d)	2,904,932
	221,964	332,947	(d)	18.10	Oct. 25, 2017	12,948	(e)	216,232
	—	31,040	(e)	16.94	Feb. 21, 2018	14,676	(f)	245,089
	—	34,095	(f)	16.58	Jan. 22, 2019

William T. Kosturko	—	—		N/A	N/A	—		—

David K. Norton	—	175,050	(m)	$16.54	Nov. 19, 2019	60,550	(m)	$1,011,185

(a)	Vesting schedule: 100% on Feb. 1, 2010.
(b)	Vesting schedule: 50% on Feb. 1, 2010; 50% on Feb. 1, 2011.
(c)	Vesting schedule: 50% on Feb. 15, 2010; 50% on Feb. 15, 2011.
(d)	Vesting schedule: one-third on Oct. 25, 2010; one-third on Oct. 25, 2011; one-third on Oct. 25, 2012.
(e)	Vesting schedule: 50% on Feb. 1, 2010; 25% on Feb. 1, 2011; 25% on Feb. 1, 2012.
(f)	Vesting schedule: 50% on Feb. 1, 2011; 25% on Feb. 1, 2012; 25% on Feb. 1, 2013.
(g)	Vesting schedule: 100% on Jul. 27, 2010.
(h)	Vesting schedule: 25% on May 1, 2010; 25% on May 1, 2011; 25% on May 1, 2012; 25% on May 1, 2013.
(i)	Vesting schedule: 50% on Sep. 18, 2010; 25% on Sep. 18, 2011; 25% on Sep. 18, 2012.
(j)	Vesting schedule: 25% on Sep. 18, 2010; 25% on Sep. 18, 2011; 25% on Sep. 18, 2012; 25% on Sep. 18, 2013.
(k)	Vesting schedule: 50% on Jan. 16, 2010; 25% on Jan. 16, 2011; 25% on Jan. 16, 2010.
(l)	Vesting schedule: 25% on Jan. 17, 2010; 25% on Jan. 17, 2011; 25% on Jan. 17, 2012; 25% on Jan. 17, 2013.
(m)	Vesting schedule: 20% on Nov. 19, 2010; 20% on Nov. 19, 2011; 20% on Nov. 19, 2012; 20% on Nov. 19, 2013; 20% on Nov. 19, 2014.

The market value of unvested stock awards was calculated for purposes of this table using a per-share value of $16.70, which was the closing price of People’s United common stock on December 31, 2009.

The columns disclosing awards under equity incentive compensation plans have been omitted from the table because no named executive officer earned any compensation during 2009 or in prior years of a type required to be disclosed in those columns.

The following table presents information about the exercise of stock options and the vesting of stock awards during 2009 for the named executive officers.

Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Philip R. Sherringham	N/A	N/A	21,430	$355,417
			5,281	89,566
			1,063	16,546
			6,667	106,005
			89,204	1,487,923
			360	6,013

Paul D. Burner	N/A	N/A	30,000	$484,350

John P. Barnes	N/A	N/A	29,743	$496,113
			360	6,013

Robert R. D’Amore	N/A	N/A	14,122	$234,213
			6,562	104,336
			57,982	967,140
			360	6,013

William T. Kosturko	7,088	$41,130	9,568	$158,685
	7,962	23,194

David K. Norton	N/A	N/A	$—	$—

Cash dividends paid with respect to shares of restricted stock granted pursuant to the Long-Term Incentive Plan and the 2007 Recognition and Retention Plan are paid to the grantee at the same time as dividends are paid on all other shares of People’s United common stock, regardless of whether awards have vested. During 2009, the named executive officers received dividend payments on unvested shares of stock awards made under these plans in the following amounts: Mr. Sherringham, $364,424; Mr. Burner, $113,137; Mr. Barnes, $100,539; Mr. D’Amore, $219,469; Mr. Kosturko, $35,334; and Mr. Norton, zero.

As shown in the table entitled “Grant of Plan-Based Awards”, each named executive officer other than Messrs. Burner, Kosturko and Norton received an allocation of 360 shares of stock in 2009 pursuant to the ESOP. Mr. Burner received an allocation of 231 shares because he participated in the plan for only part of 2009; he is not yet vested in any of these shares. Mr. Norton received no allocation because he is not yet eligible to participate in the plan. Mr. Kosturko received no allocation because he was not employed by the Company on the last day of the year. The values shown in the preceding table for these ESOP shares are also included in the “Stock Awards” column of the Summary Compensation Table.

Pension Benefits

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Philip R. Sherringham	People’s United Bank Employees’ Retirement Plan(2)	5.8	$132,900	—
	People’s United Bank Cap Excess Plan		602,500	—
	People’s United Bank Enhanced Senior Pension Plan		732,600	—

John P. Barnes	Chittenden Corporation Pension Account Plan(2)	21.0	$286,168	—

Robert R. D’Amore	People’s United Bank Employees’ Retirement Plan(2)	27.1	$650,400	—
	People’s United Bank Cap Excess Plan		1,226,400	—
	People’s United Bank Enhanced Senior Pension Plan		233,400	—

William T. Kosturko	People’s United Bank Employees’ Retirement Plan(2)	17.3	$502,100	$—
	People’s United Bank Cap Excess Plan		—	696,015
	People’s United Bank Enhanced Senior Pension Plan		—	631,575
	Leave of Absence Agreement(3)		—	201,188

(1)	Values are as of December 31, 2009, which is the pension plan measurement date used by People’s United for financial reporting purposes.
(2)	Tax-qualified defined benefit plan.
(3)	Mr. Kosturko was on a leave of absence since early 2008. As a result, his compensation during that period was substantially lower than it would have been had he remained in active service, which in turn would have reduced the amount of his retirement benefits under the Company’s defined benefit pension plans. In recognition of this, the Company agreed to calculate Mr. Kosturko’s aggregate retirement benefits based on a hypothetical level of compensation during his leave of absence.

People’s United closed its defined benefit pension plans to new participants in 2006. Only individuals who were employees of the Company prior to August 14, 2006 are eligible to participate in these plans. Consequently, neither Mr. Burner nor Mr. Norton is eligible to participate in any defined benefit pension plan maintained by People’s United. Mr. Barnes is a participant in the Chittenden Corporation Pension Account Plan but is not eligible to participate in any other defined benefit pension plan maintained by People’s United.

With the exception of the Chittenden Corporation Pension Account Plan, the maximum number of years of credited service used in calculating benefits under each of the plans in the above table is 30. Years of credited service shown for each named executive officer are the same for each plan listed for that individual. Except with respect to the Chittenden Corporation Pension Account Plan, values shown in the table are presented using a discount rate of 6.0%, and assume that benefits are payable to the listed officer in the form of a single life annuity with payments beginning at age 65. The values shown do not assume any pre-retirement decrements.

Benefits under the Chittenden Corporation Pension Account Plan were frozen as of December 31, 2005. Consequently, the maximum number of years of credited service used in calculating benefits under that plan is equal to the number of years of service credited to each plan participant as of that date. This plan is a cash balance plan. Consequently, values shown in the table for Mr. Barnes represent the actual value of his accumulated benefit, without actuarial adjustments.

Retirement Plans

Employees’ Retirement Plan. The People’s United Bank Employees’ Retirement Plan is a tax-qualified noncontributory defined benefit plan. The People’s United Bank Cap Excess Plan and the People’s United Bank Enhanced Senior Pension Plan (described below) are non-qualified supplemental defined benefit plans which together are referred to as the Supplemental Retirement Plans. Each of the named executive officers other than Messrs. Burner, Barnes and Norton is a participant in the Employees’ Retirement Plan and the two Supplemental Retirement Plans.

The Employees’ Retirement Plan provides retirement benefits for eligible employees (employees who have completed at least 1,000 hours of service within certain periods and who have attained age 21). Subject to the limitations imposed under the Internal Revenue Code, benefit payments are based on the employee’s years of credited service and the higher of (a) the employee’s average annual compensation paid during the five consecutive calendar years during the last ten years of participation that produce the highest average, or (b) 12 times the employee’s average monthly compensation paid during the last 60 consecutive months during which the employee received a salary while a participant in the Employees’ Retirement Plan.

For purposes of the benefit calculation, compensation is the covered employee’s normal straight time pay, plus overtime pay, sales incentive compensation and annual incentive compensation, as well as salary reduction amounts elected under the Bank’s employee benefit programs. Under the Internal Revenue Code, compensation in excess of specified limits cannot be considered for purposes of determining benefits under the Employees’ Retirement Plan. For the named executive officers, compensation is the sum of salary and bonus, subject, for purposes of the Employees’ Retirement Plan benefit calculations, to the limits specified in the Internal Revenue Code. Subject to certain grandfathered benefits under the terms of the Employees’ Retirement Plan and the Internal Revenue Code, the basic pension benefit is a lifetime annual pension payable to employees retiring at age 65 equal to 1.1% of average annual compensation up to average Social Security covered compensation (which is an average of Social Security wage bases), plus 1.7% of average annual compensation in excess of the retiree’s average Social Security covered compensation, all multiplied by the employee’s years of credited service up to 30 years.

Cap Excess Plan. The Cap Excess Plan covers employees who are participants in the Employees’ Retirement Plan, who are otherwise eligible under the Cap Excess Plan and whose benefits under the Employees’ Retirement Plan are affected by limitations on compensation described above and limitations on benefit amounts payable by tax-qualified plans under the Internal Revenue Code. The Cap Excess Plan benefit is equal to the monthly benefit the participant would have received under the Employees’ Retirement Plan if those limitations did not apply, less the amount he or she would actually receive under that plan. A participant in the Cap Excess Plan becomes vested at the same time vesting occurs under the Employees’ Retirement Plan.

Enhanced Senior Pension Plan. The Enhanced Senior Pension Plan provides for the payment of supplemental pension benefits for employees who are otherwise eligible under the Enhanced Senior Pension Plan and have attained age 50. The Enhanced Senior Pension Plan provides for an annual target retirement benefit equal to the excess of (1) 50% of the average compensation that would be used in calculating Employees’ Retirement Plan benefits if the limitations on compensation imposed by the Internal Revenue Code did not apply, over (2) the benefits payable to the covered employee under any other qualified defined benefit plans maintained by the employee’s former employers, subject to certain exceptions. Amounts presented in the table for all named executive officers except Mr. Kosturko assume that the named executive officer is not entitled to receive benefits of this type from any former employer. The amount shown for Mr. Kosturko does reflect this reduction. The target benefit is then reduced by 1/15th for each year of credited service with the Bank less than 15. Target benefits under the Enhanced Senior Pension Plan are offset by benefits payable under the Employees’ Retirement

Plan and the Cap Excess Plan. A participant in the Enhanced Senior Pension Plan becomes vested upon attaining age 55 or upon completing five years of service (whichever is later), and in any event upon reaching his or her normal retirement date. In addition, all participants in the Enhanced Senior Pension Plan become fully vested upon a change in control of the Bank or on the date the Bank enters into an agreement which would result in a change in control if consummated.

The Supplemental Retirement Plans generally provide for payment of benefits in a lump sum on the later of (A) the first payroll date of the seventh month following the participant’s termination of service, or (B) the first payroll date of the month following the participant’s attainment of age 55. The lump sum amount is equal to the present value of the applicable plan benefit determined as set forth above, and is calculated using interest assumptions, mortality tables and all other actuarial factors applied under the Employees’ Retirement Plan for purposes of determining present values of benefits payable under that plan.

A trust has been established to provide for payment of the Bank’s obligations under the Supplemental Retirement Plans to the extent the Bank does not pay them directly. The purpose of the trust is to provide participants in the Supplemental Retirement Plans with greater assurance that the benefits to which they are entitled will be paid. All assets in the trust will remain subject to the claims of the Bank’s general creditors in the event of the Bank’s insolvency.

Employees who began employment with the Bank on or after August 14, 2006 are not eligible to participate in the Employees’ Retirement Plan. The Bank provides additional retirement benefits to this group of employees under the 401(k) Employee Savings Plan. Employees who are not eligible to participate in the Employees’ Retirement Plan are also not eligible to participate in the Supplemental Retirement Plans.

Chittenden Corporation Pension Account Plan. The Chittenden Corporation Pension Account Plan is a tax-qualified noncontributory defined benefit plan. Substantially all former full-time employees of Chittenden who were age 21 with one year of service prior to 2006 participate in the Pension Account Plan. This plan is a cash balance plan under which each participant’s benefit is determined based on annual pay credits and interest credits made to each participant’s notional account. Effective December 31, 2005, the benefits earned under the Pension Account Plan were frozen. As a result, no additional pay credits have been made to accounts since that date. Interest credits will continue to be made until benefits are paid. Beginning in 2006, additional pay-based allocations were provided under the Chittenden Corporation Incentive Savings and Profit Sharing Plan. People’s United provided similar allocations under the People’s United Bank 401(k) Employee Savings Plan for 2008 and 2009.

Under the Pension Account Plan, interest credits are based on the notional account balance on the last day of the prior plan year and the plan’s interest credit rate. This interest credit rate equals the average 12-month Treasury Bill rate during December of the preceding plan year plus 0.5%, subject to a 5.0% minimum and an 8.0% maximum rate. Beginning in 2010, the minimum rate was eliminated in response to recent guidance issued by the Internal Revenue Service.

Participants may choose among several forms of annuity for payment of their benefits, or may elect to receive their benefit in a lump sum. The annual single life annuity value is equal to the cash balance account at retirement age divided by a plan-specified annuity conversion factor. All annuity forms of payment are actuarially equivalent to the single life annuity. The lump sum payment amount is the greater of the participant’s cash balance account and the present value of the participant’s single life annuity benefit.

Mr. Barnes is a participant in this plan.

401(k) Employee Savings Plan. People’s United maintains a tax-qualified defined contribution plan for substantially all of the employees of the Bank as of the first day of the calendar month following their hire date. Eligible employees may contribute from 1% to 50% of their annual compensation to the plan on a pre-tax basis each year, subject to limitations imposed by the Internal Revenue Code (for 2009 the limit was $16,500 exclusive of any catch-up contributions). Each year, the Bank matches 100% of a participant’s contributions up to 4% of earnings (as defined in the plan) and may in its discretion make an additional matching contribution of up to 1% of a participant’s earnings. All of the named executive officers are eligible to participate in the 401(k) Employee Savings Plan.

Employees who began employment with the Bank on or after August 14, 2006 receive an “employer retirement contribution” to their account under the plan, in an annual amount equal to 3% of the employee’s eligible earnings. Employees must satisfy certain eligibility requirements in order to qualify for this benefit. The employer retirement contribution is in lieu of benefits under the Employees’ Retirement Plan and is not available to anyone who remains eligible to participate in the Employees’ Retirement Plan. Messrs. Burner and Barnes are eligible to receive the employer retirement contribution under the 401(k) Employee Savings Plan. Mr. Norton has not yet satisfied eligibility requirements for this benefit.

Non-Qualified Savings and Retirement Plan. The Bank maintains a Non-Qualified Savings and Retirement Plan which covers certain eligible employees who are also eligible to participate in the 401(k) Employee Savings Plan. Eligible employees (including all named executive officers) may contribute from 1% to 50% of their annual salary and STIP Bonus on a pre-tax basis each year without regard to Internal Revenue Code limits.

The Non-Qualified Savings and Retirement Plan includes an employer match feature that is substantially similar to the match feature in the 401(k) Employee Savings Plan. Matching contributions are made in the form of credits to the Non-Qualified Savings and Retirement Plan participant’s account under the plan. The basic match is equal to the lesser of 4% of the participant’s eligible compensation, or the amount of the participant’s actual contribution to the Non-Qualified Savings and Retirement Plan for the applicable year. The Bank may choose to make an across-the-board additional discretionary contribution equal to the lesser of 1% of the participant’s eligible compensation, or the amount of the participant’s actual contribution to the Non-Qualified Savings and Retirement Plan in excess of 4% of his or her eligible compensation for the applicable year. The discretionary contribution, if made, is usually made in the calendar year following the year for which the Non-Qualified Savings and Retirement Plan contributions were made by the participant. For example, the Bank made basic matching contributions to the Non-Qualified Savings and Retirement Plan during 2009 on the basis of participant contributions to the plan during 2009. In addition, the Bank made a discretionary contribution to the Non-Qualified Savings and Retirement Plan in February 2009 on behalf of participants on the basis of their contributions to the plan during 2008. The amounts shown in the column headed “Registrant Contributions in Last FY” in the table below reflect both the basic and discretionary matching contributions made by the Bank in 2009. The Bank also made discretionary matching contributions in 2010 to the Non-Qualified Savings and Retirement Plan based on named executive officers’ contributions during 2009. Those contributions will be reflected in future compensation disclosures made with respect to 2010.

The plan allows a participant to defer amounts on a non-tax-qualified basis whether or not he or she is eligible (or elects) to contribute to the 401(k) Employee Savings Plan. The amount of the Bank’s matching contributions for a participant in the Non-Qualified Savings and Retirement Plan are offset by the maximum amount of matching contributions the participant could have received under the 401(k) Employee Savings Plan.

Employees who are eligible to participate in the Non-Qualified Savings and Retirement Plan but are not eligible to participate in the Cap Excess Plan receive a “restoration contribution” to their account under the Non-Qualified Savings and Retirement Plan, in an annual amount equal to 3% of the employee’s eligible earnings in excess of applicable Internal Revenue Code limits. Employees who are eligible to participate in the Non-Qualified Savings and Retirement Plan but are not eligible to participate in the Enhanced Senior Pension Plan also receive an “enhanced contribution” to their account under the Non-Qualified Savings and Retirement Plan, in an annual amount equal to 4% of the employee’s eligible earnings. Messrs. Burner and Barnes are eligible to receive these contributions. Mr. Norton has not yet satisfied eligibility requirements for these contributions.

Chittenden Corporation Supplemental Executive Savings Plan. The Chittenden Corporation Supplemental Executive Savings Plan is a non-qualified defined contribution plan which has been frozen to future contributions. Senior executives of Chittenden Corporation were eligible to make salary deferral elections pursuant to this plan.

Balances credited to a participant’s account under the Chittenden Corporation Supplemental Executive Savings Plan are credited with annual earnings at a rate equal to the Company’s average yield on earning assets. Plan balances are distributable in a lump sum or in approximately equal annual installments over a period not to exceed 11 years, as elected by the executive. The participant may elect to have payments commence on one of the following dates: the first day of the month following six months after his severance date; the later of six months after his severance date or the beginning of the following calendar year; or at the participant’s attainment of the age specified in his distribution election form. A participant may change his payout election from time to time in accordance with the provisions of the plan, but may not accelerate the payment date.

No named executive officer other than Mr. Barnes has any balances credited to this plan.

The following table sets forth information regarding the Non-Qualified Savings and Retirement Plan and (in the case of Mr. Barnes) the Chittenden Corporation Supplemental Executive Savings Plan:

Non-Qualified Deferred Compensation

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Philip R. Sherringham	$121,264	$79,714	$(2,779)	$—	$808,686
Paul D. Burner	$22,699	$8,359	$941	$—	$31,999
John P. Barnes	$158,215	$46,528	$13,491	$—	$367,705
Robert R. D’Amore	$89,062	$26,677	$40,720	$—	$587,847
William T. Kosturko	$—	$1,644	$4,896	$622,921	$—

No amounts were credited to Mr. Norton under the Non-Qualified Savings and Retirement Plan during 2009.

Prior to November 1, 2008, Non-Qualified Savings and Retirement Plan account balances maintained on behalf of participants were credited with earnings as though such amounts had actually been invested according to the allocation specified by the participant in funds available under the 401(k) Employee Savings Plan. These investments consist of People’s United common stock; various open-end mutual funds; and the Putnam Stable Value Fund, a collective investment trust maintained by Putnam Fiduciary Trust Company which is designed to provide a stable fixed income vehicle for defined contribution plans.

Balances attributable to all employee deferrals and contributions to the Non-Qualified Savings and Retirement Plan on and after November 1, 2008 are credited with interest at a fixed rate set by the Bank’s Treasury and Finance Committee. This rate, which has been set at 8% through December 31, 2010 and is comparable to the 8.25% long-term rate of expected return used for purposes of the Employees’ Retirement Plan, is subject to review and revision by the Treasury and Finance Committee on an annual basis. Balances in participants’ plan accounts on November 1, 2008 will continue to be credited with earnings in the manner described in the preceding paragraph, until such time as the participant elects to transfer all (but not less than all) of his or her pre-November 2008 balances into the fixed rate investment. This transfer is irrevocable once it has been made.

Non-Qualified Savings and Retirement Plan balances are distributable in a lump sum in the first payroll period in the seventh month following the executive’s termination of employment with People’s United.

Information about earnings calculations and distribution options under the Chittenden Corporation Supplemental Executive Savings Plan appears in the general description of that plan appearing above the table. No contributions were made to this plan by or on behalf of Mr. Barnes for 2009.

A portion of the amounts shown in this table in the column headed “Executive Contributions in Last FY” are also included in the “Salary” column of the Summary Compensation Table. Amounts shown in this table in the column headed “Registrant Contributions in Last FY” are also included in the “All Other Compensation” column of the Summary Compensation Table to the extent they constitute employer matching credits made pursuant to the plan in 2009, but are not included in the Summary Compensation Table to the extent they constitute retirement credits made in 2009 with respect to services rendered in 2008 for those named executive officers who are eligible to receive such credits under this plan. A portion of the amounts shown in this table in the column headed “Aggregate Earnings in Last FY” are also included in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table to the extent they constitute above-market earnings.

Employee Stock Ownership Plan. In 2007, the Company established the People’s United Financial, Inc. Employee Stock Ownership Plan, or ESOP. The ESOP is a tax-qualified, broad based employee benefit program. All named executive officers other than Mr. Kosturko (who is no longer employed by the Company) and Mr. Norton (who has not yet satisfied applicable eligibility requirements) are eligible to receive benefits under this program. The ESOP purchased 10,453,575 shares of People’s United stock in the open market in April 2007, using the proceeds of a loan made by the Company to the ESOP. All of the purchased shares were initially pledged as security for the repayment of that loan. As the loan is paid down, a portion of these shares will be released for allocation to participants in the ESOP. Approximately 348,450 shares were released for allocation to participants’ accounts on December 31, 2009, with an equal number of shares scheduled to be released for allocation on an annual basis until all shares have been released.

The number of shares allocated to each ESOP participant is determined by comparing the participant’s annual earnings (up to $245,000 for 2009) to the annual earnings of all other eligible participants. Each named executive officer other than Messrs. Burner, Kosturko and Norton received an allocation of approximately 360 shares under the ESOP on December 31, 2009. Mr. Burner became eligible to participate in the ESOP on September 1, 2009 and received an allocation of 231 shares under the ESOP for 2009. Mr. Kosturko did not receive an allocation of shares for 2009 because he was not employed by the Company on the last day of the year. Mr. Norton has not yet satisfied the eligibility requirements for participation in the plan. Shares allocated to the named executive officers’ accounts are shown in the table entitled “Grant of Plan-Based Awards”, and the value of those shares as of the date they were allocated is included in the “Stock Awards” column in the Summary Compensation Table.

Potential Payments upon Termination or Change in Control

The following summaries set forth potential payments payable to the named executive officers upon termination of employment or in the event of a change in control of People’s United. The term “change in control” is defined in each of the agreements or plans discussed below. While there are some slight differences in the wording, a change in control will generally result in the case of (1) certain mergers, consolidations and recapitalizations of the Company in which a majority of shares or voting power is not held in the same proportion as prior to the transaction, (2) sale of all or substantially all of the assets of the Company, and the liquidation or dissolution of the Company; (3) any person (with certain exceptions) acquiring beneficial ownership of securities having 25% or more of the voting power of the outstanding securities of People’s United; and (4) a change (with certain exceptions) in a majority of the members of the Board of Directors of the Company.

Employment Agreement. Mr. Sherringham is a party to an employment agreement with the Company. Mr. Sherringham may be entitled to receive certain additional payments and benefits from the Company following termination of his employment (depending on the circumstances of the termination), as follows:

(a)	If the Company terminates Mr. Sherringham’s employment for cause, or if he resigns without good reason, the Company will pay Mr. Sherringham any then-unpaid base salary, unpaid cash bonus, and expense reimbursements, plus the value of any accrued but unused vacation (determined by reference to his base salary).

(b)	If the Company terminates Mr. Sherringham’s employment without cause, or elects not to renew the agreement at or prior to the expiration of its scheduled term, or Mr. Sherringham resigns for good reason, the Company will make payments and provide benefits to Mr. Sherringham as follows:

•	Payments equal to those due if termination had been for cause;

•

Additional cash severance equal to three times the sum of (a) Mr. Sherringham’s annual base salary as in effect immediately prior to termination of employment, plus (b) the target amount of Mr. Sherringham’s annual cash bonus for the year in which the termination occurs; provided, however, that the additional cash severance amount will in no event exceed $4.5 million;

•	A pro-rated portion of Mr. Sherringham’s target annual cash bonus for the year in which the termination occurs;

•

Immediate vesting of all then-unvested equity and long-term incentive cash awards (unless prohibited by the terms of the plan under which the awards were made), except that the unvested portion of any awards previously granted to Mr. Sherringham which were specifically designated as “retention awards” will vest only to the extent they were scheduled to vest within three years following the date his employment is terminated;

•

An amount equal to the retirement benefits Mr. Sherringham would have earned if he had remained employed for two additional years following the date his employment is terminated, under the Company’s qualified and non-qualified retirement plans in which he participates;

•

Continued participation by Mr. Sherringham, his spouse and his dependents in the Company’s group health plans in which he participates, or substantially equivalent medical coverage if Mr. Sherringham can not continue participation in the Company’s plans; provided, however, that the aggregate cost to the Company for providing this benefit following expiration of Mr. Sherringham’s eligibility for coverage under COBRA will be capped at $50,000;

•

Office space in Fairfield County comparable in size and quality to the office provided for Mr. Sherringham during his employment, and the services of a full-time personal secretary, for the lesser of 18 months from termination of his employment or until he begins employment with another employer; and

•	Mr. Sherringham will receive ownership of the automobile he is using on the date of termination of his employment.

(c)	If Mr. Sherringham’s employment terminates under any of the circumstances described in paragraph (b) within three years following a change in control of the Company, the Company will make payments and provide benefits to Mr. Sherringham as described in paragraph (b), except that Mr. Sherringham’s retirement benefits will be calculated as though he had remained employed for three additional years, and he will be entitled to continued participation in the Company’s group health plans (or substantially equivalent coverage) for three years rather than two years, with no cap on the cost of providing such benefits.

(d)	If Mr. Sherringham’s employment terminates due to his death or disability, the Company will make payments and provide benefits to Mr. Sherringham or to his estate as follows:

•	Payments equal to those due if termination had been for cause;

•	Additional cash severance equal to one times Mr. Sherringham’s annual base salary as in effect on the date the termination of employment occurs;

•	A pro-rated portion of Mr. Sherringham’s target annual cash bonus for the year in which the termination occurs; and

•

Immediate vesting of all then-unvested equity and long-term incentive cash awards (unless prohibited by the terms of the plan under which the awards were made), except that the unvested portion of any awards previously granted to Mr. Sherringham which were specifically designated as “retention awards” will vest only to the extent they were scheduled to vest within three years following the date his employment is terminated.

As a condition to receiving any payments or benefits pursuant to subsection (b) or (c) above in addition to those payable upon termination of employment for cause or resignation other than for good reason, Mr. Sherringham must first sign and deliver a release of claims to the Company.

If any payments or distributions made to Mr. Sherringham become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then Mr. Sherringham will be entitled to receive an additional gross-up payment in an amount which, net of all applicable taxes, interest and penalties, will equal the amount of the excise tax payable by Mr. Sherringham with respect to the initial payment or distribution. However, if the excise tax could be avoided by reducing the initial payment or distribution by less than 10%, the initial payment or distribution shall be reduced to the maximum amount that would not result in the imposition of the excise tax, and no gross-up payment shall be due.

Split-Dollar Cash Value Restoration Plan. Mr. D’Amore is a participant in the People’s United Bank Split-Dollar Cash Value Restoration Plan, and Mr. Kosturko was a participant in this plan prior to termination of his employment with the Company. The Split-Dollar Cash Value Restoration Plan is designed to replace a portion of the benefits previously provided to the covered officers under the Bank’s split-dollar life insurance program for senior officers. Executive officers no longer participate in the split-dollar program to avoid potential violations of certain provisions of the Sarbanes-Oxley Act of 2002, under which the Bank’s payment of insurance premiums to be reimbursed by the executive at a later date might be characterized as an impermissible loan to the executive. Messrs. Sherringham, Burner, Barnes and Norton were not participants in the split-dollar life insurance program, and are not covered by the Split-Dollar Cash Value Restoration Plan.

Terminating the covered officers’ participation in the split-dollar program resulted in a loss of future cash value under individual whole life insurance policies maintained for each named executive officer who participated in the program. This future cash value represented a portion of the long-term benefits provided to these officers in prior years. The Split-Dollar Cash Value Restoration Plan was adopted to offset that loss of value. The plan is intended to provide each participant with a benefit approximately equal to the difference between the projected cash value (calculated at various ages) of the split-dollar life insurance policy previously maintained for his or her benefit, compared to the reduced cash value of a fully paid-up life insurance policy currently maintained for his or her benefit, net of reimbursement to the Bank for insurance premiums paid by the Bank under the split-dollar program for each covered officer’s benefit prior to adoption of the Split-Dollar Cash Value Restoration Plan. The projected cash value of each participant’s original split-dollar policy is a fixed amount determined as of the date the plan was adopted; the projected cash value of the replacement policies is updated no less often than annually.

Payment of all cash values previously available to the covered officers from the life insurance policies maintained under the split-dollar program would have been made by third-party insurers, with little cost to the Bank because of the executives’ obligation to reimburse the Bank for annual premiums paid over time. All amounts now payable under the Split-Dollar Cash Value Restoration Plan will be paid by the Bank.

Benefits under the Split-Dollar Cash Value Restoration Plan are generally payable after the executive’s employment with the Bank ends. The amount of the benefit is determined by first comparing the projected cash surrender value of the original policy at age 65 to the projected cash value of the replacement policy, net of premium reimbursements due to the Bank as noted above. Since benefits paid under the Split-Dollar Cash Value Restoration Plan are fully taxable, this preliminary value is adjusted, or grossed up, by an additional amount approximating the sum of all taxes payable by the executive on account of the benefit payment. The tax gross-up feature is included because, under the split-dollar program, the executive could have used the split-dollar life insurance policy to provide his or her beneficiaries with a tax-free death benefit.

No benefits are payable under the Split-Dollar Cash Value Restoration Plan if an executive dies while still employed. In that case, the executive’s beneficiaries or estate will receive death benefits under both the replacement policy, and a term life insurance policy purchased for that executive. No benefits are payable under the Split-Dollar Cash Value Restoration Plan if the executive’s employment is terminated for cause. For purposes of the Split-Dollar Cash Value Restoration Plan, “cause” means an act of dishonesty, moral turpitude, insubordination, or an intentional or grossly negligent act detrimental to the interests of the Bank or any of its affiliates.

Mr. Kosturko was paid $131,756 under the Split-Dollar Cash Value Restoration Plan following termination of his employment with the Company in 2009. He is not entitled to any further benefits under this plan.

Change in Control Agreements. The Company entered into agreements with each named executive officer (other than Mr. Sherringham) providing certain benefits in the event the executive’s employment is terminated under specified circumstances and within a specified period of time following a change in control of the Company. Each such agreement ( a “Change in Control Agreement”) has a term of three years. The Company did not enter into a Change in Control Agreement with Mr. Sherringham because he is entitled to similar protections pursuant to the terms of his employment agreement.

If an executive’s employment with the Company is terminated without “cause”, or the executive resigns for “good reason” (each as defined in the Change in Control Agreement), within three years following a change in control of the Company that occurs during the three-year term of the Change in Control Agreement, the Company will make payments and provide benefits to the covered officer as follows:

•

Cash severance equal to three times the sum of (a) the covered officer’s annual base salary as in effect immediately prior to termination of employment, plus (b) the target amount of the covered officer’s annual cash bonus for the year prior to the year in which the change in control occurs;

•	A pro-rated portion of the covered officer’s target annual cash bonus for the year in which the termination occurs;

•

An amount equal to the retirement benefits the covered officer would have earned if he had remained employed for two additional years following the date his employment is terminated, under the Company’s qualified and non-qualified retirement plans in which he participates; and

•

Continued participation by the executive, his spouse and his dependents in the Company’s group health plans in which he participates, or substantially equivalent medical coverage if the covered officer can not continue participation in the Company’s plans.

As a condition to receiving any of the payments or benefits described above, the covered officer must first sign and deliver a release of claims to the Company.

If any payments or distributions made to a covered officer become subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, then the executive will be entitled to receive an additional gross-up payment in an amount which, net of all applicable taxes, interest and penalties, will equal the amount of the excise tax payable by the covered officer with respect to the initial payment or distribution. However, if the excise tax could be avoided by reducing the initial payment or distribution by less than 10%, the initial payment or distribution shall be reduced to the maximum amount that would not result in the imposition of the excise tax, and no gross-up payment shall be due.

The Change in Control Agreements are not employment agreements. The Company may terminate any covered officer’s employment at any time, without triggering any payment obligations under these agreements.

Long-Term Incentive Plan. The Long-Term Incentive Plan provides for discretionary awards of options to purchase common stock, stock appreciation rights, restricted stock awards, and performance-based awards of cash or stock to eligible officers and employees as determined by a committee of the Board of Directors consisting of two or more outside directors. The Long-Term Incentive Plan is not subject to ERISA and is not a tax-qualified plan.

Upon the occurrence of a change in control, all awards previously made pursuant to the plan (whether cash-based or equity-based) will immediately vest, if not already vested in accordance with their terms.

2007 Recognition and Retention Plan. This plan provides for discretionary awards in the form of restricted stock to eligible directors, officers and employees of the Company. The Recognition and Retention Plan is not subject to ERISA and is not a tax-qualified plan.

Upon the occurrence of a change in control, all awards of restricted stock previously made pursuant to the plan will immediately vest, if not already vested in accordance with their terms.

2007 Stock Option Plan. This plan provides for discretionary awards in the form of stock options to eligible directors, officers and employees of the Company. The Stock Option Plan is not subject to ERISA and is not a tax-qualified plan.

Upon the occurrence of a change in control, all awards of stock options previously made pursuant to the plan will immediately vest, if not already vested in accordance with their terms.

Employee Stock Ownership Plan. This plan, which is described earlier in this proxy statement, is a tax-qualified plan subject to ERISA. Upon the occurrence of a change in control, all shares of People’s United common stock credited to participants’ accounts will immediately vest, if not already vested in accordance with the normal vesting schedule provided in the plan.

The following tables set forth the estimated value of the payments and benefits that would have been paid to the named executive officers (other than Mr. Kosturko) under the terms of the Long-Term Incentive Plan, the 2007 Recognition and Retention Plan, the 2007 Stock Option Plan, the Split-Dollar Cash Value Restoration Plan, the change in control agreements for each named executive officer (other than Mr. Sherringham), and, in the case of Mr. Sherringham, his employment agreement, in each case assuming the event giving rise to the payment occurred on December 31, 2009. Amounts shown in these tables for the change-in-control value of restricted stock awards and unexercisable options may differ slightly from amounts calculated by reference to the table entitled “Outstanding Equity Awards at Fiscal Year-End” due to rounding.

Mr. Kosturko received a lump-sum cash severance payment of $1,882,500 from the Company in 2009. He did not receive any other payments as a result of his termination other than the value of all benefits previously accrued and vested under compensation and retirement plans in which he participated.

	Philip R. Sherringham
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$840,000	$840,000	$4,500,000	$4,500,000
Cash LTIP Award	$—	$—	$761,500	$761,500	$761,500	$761,500
Equity(2)
Restricted Stock	$—	$—	$6,194,994	$6,194,994	$6,194,994	$6,194,994
Unexercisable Options	$—	$—	$55,278	$55,278	$55,278	$55,278

Total	$—	$—	$6,250,272	$6,250,272	$6,250,272	$6,250,272

Retirement Benefits
DB Plans(3),(4)	$—	$—	$—	$—	$113,361	$179,399

Split-Dollar Cash Value Restoration Plan(5)	$—	$—	$—	$—	$—	$—

Other Benefits
Health & Welfare(6)	$—	$—	$—	$—	$25,992	$38,988
Tax Gross-Ups	$—	$—	$—	$—	$—	$3,869,294
Other(7)	$—	$—	$—	$—	$295,000	$295,000

Total	$—	$—	$—	$—	$320,992	$4,203,282

Grand Total	$—	$—	$7,851,772	$7,851,772	$11,946,125	$15,894,453

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United common stock on December 31, 2009 ($16.70).
(3)	To the extent any portion of this benefit would be payable from the Enhanced Senior Pension Plan, that benefit will be reduced (but not below zero) by the amount, if any, that the executive is entitled to receive from any qualified defined benefit plan maintained by that executive’s previous employer(s). The amount shown in the table does not reflect any such possible reductions.
(4)	Amounts shown in this table are those payable in addition to the present value of the executive’s accumulated benefit under these plans at December 31, 2009 as shown in the table entitled “Pension Benefits”. In the event of termination without cause, the executive is credited with an additional two years of service; in the event of a change in control, the executive is credited with an additional three years of service. The amounts shown illustrate the annual accrued benefit for single life annuity at age 65 calculated as of December 31, 2009 and assuming payments would have commenced on January 1, 2010.
(5)	Mr. Sherringham does not participate in this plan.
(6)	Health benefits continue for two additional years in the event of a termination without cause, and for three additional years in the event of a change in control.
(7)	In the event of a termination without cause or a change in control, the executive will become the owner of his company car, and will be entitled to office space and secretarial services at the Company’s expense for eighteen months.

	Paul D. Burner
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$2,454,300
Cash LTIP Award	$—	$—	$—	$—	$—	$144,544
Equity(2)
Restricted Stock	$—	$—	$642,449	$642,449	$—	$2,646,449
Unexercisable Options	$—	$—	$4,945	$4,945	$—	$4,945

Total	$—	$—	$647,394	$647,394	$—	$2,651,394

Retirement Benefits
DB Plans(3)	$—	$—	$—	$—	$—	$—

Split-Dollar Cash Value Restoration Plan(4)	$—	$—	$—	$—	$—	$—

Other Benefits
Health & Welfare(5)	$—	$—	$—	$—	$—	$37,961
Tax Gross-Ups	$—	$—	$—	$—	$—	$1,498,733

Total	$—	$—	$—	$—	$—	$1,536,694

Grand Total	$—	$—	$647,394	$647,394	$—	$6,786,932

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United common stock on December 31, 2009 ($16.70).
(3)	Mr. Burner does not participate in any defined benefit retirement plans maintained by the Company.
(4)	Mr. Burner does not participate in this plan.
(5)	Health benefits continue for two additional years in the event of a change in control.

	John P. Barnes
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$2,203,200
Cash LTIP Award	$—	$—	$—	$—	$—	$124,433
Equity(2)
Restricted Stock	$—	$—	$531,311	$531,311	$—	$2,518,196
Unexercisable Options	$—	$—	$13,241	13,241	$—	$250,077

Total	$—	$—	$544,551	$544,551	$—	$2,768,273

Retirement Benefits
DB Plans(3)	$—	$—	$—	$—	$—	$—

Split-Dollar Cash Value Restoration Plan(4)	$—	$—	$—	$—	$—	$—

Other Benefits
Health & Welfare(5)	$—	$—	$—	$—	$—	$37,961
Tax Gross-Ups	$—	$—	$—	$—	$—	$—

Total	$—	$—	$—	$—	$—	$37,961

Grand Total	$—	$—	$544,551	$544,551	$—	$5,133,867

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United common stock on December 31, 2009 ($16.70).
(3)	Mr. Barnes is a participant in the Chittenden Corporation Pension Account Plan, but does not participate in any other defined benefit retirement plans maintained by the Company.
(4)	Mr. Barnes does not participate in this plan.
(5)	Health benefits continue for two additional years in the event of a change in control.

	Robert R. D’Amore
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$2,203,200
Cash LTIP Award	$—	$—	$—	$—	$—	$139,467
Equity(2)
Restricted Stock	$—	$—	$2,077,150	$2,077,150	$—	$3,674,855
Unexercisable Options	$—	$—	$26,304	$26,304	$—	$26,304

Total	$—	$—	$2,103,454	$2,103,454	$—	$3,701,159

Retirement Benefits
DB Plans(3),(4)	$—	$—	$—	$—	$—	$52,511

Split-Dollar Cash Value Restoration Plan	$97,794	$—	$—	$97,794	$97,794	$97,794

Other Benefits
Health & Welfare(5)	$—	$—	$—	$—	$—	$4,173
Tax Gross-Ups	$75,556	$—	$—	$75,556	$75,556	$75,556

Total	$75,556	$—	$—	$75,556	$75,556	$79,729

Grand Total	$173,350	$—	$2,103,454	$2,276,804	$173,350	$6,273,860

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United common stock on December 31, 2009 ($16.70).
(3)	To the extent any portion of this benefit would be payable from the Enhanced Senior Pension Plan, that benefit will be reduced (but not below zero) by the amount, if any, that the executive is entitled to receive from any qualified defined benefit plan maintained by that executive’s previous employer(s). The amount shown in the table does not reflect any such possible reductions.
(4)	Amounts shown in this table are those payable in addition to the present value of the executive’s accumulated benefit under these plans at December 31, 2009 as shown in the table entitled “Pension Benefits”. In the event of a change in control, the executive is credited with an additional two years of service. The amounts shown illustrate the annual accrued benefit for single life annuity at age 65 calculated as of December 31, 2009 and assuming payments would have commenced on January 1, 2010.
(5)	Health benefits continue for two additional years in the event of a change in control.

	David K. Norton
Benefit	Voluntary	For Cause	Death(1)	Disability	Without Cause	Change in Control
Cash Severance	$—	$—	$—	$—	$—	$2,203,200
Cash LTIP Award	$—	$—	$—	$—	$—	$56,100
Equity(2)
Restricted Stock	$—	$—	$—	$—	$—	$1,011,185
Unexercisable Options	$—	$—	$—	$—	$—	$28,008

Total	$—	$—	$—	$—	$—	$1,039,193

Retirement Benefits
DB Plans(3)	$—	$—	$—	$—	$—	$—

Split-Dollar Cash Value Restoration Plan(4)	$—	$—	$—	$—	$—	$—

Other Benefits
Health & Welfare(5)	$—	$—	$—	$—	$—	$32,906
Tax Gross-Ups	$—	$—	$—	$—	$—	$1,342,027

Total	$—	$—	$—	$—	$—	$1,374,933

Grand Total	$—	$—	$—	$—	$—	$4,673,426

(1)	Does not include proceeds from any employer-paid life insurance policies.
(2)	Based on the closing price of People’s United common stock on December 31, 2009 ($16.70).
(3)	Mr. Norton does not participate in any defined benefit retirement plans maintained by the Company.
(4)	Mr. Norton does not participate in this plan.
(5)	Health benefits continue for two additional years in the event of a change in control.

Director Compensation

The following table sets forth information relating to the compensation of the Company’s directors during 2009. Amounts shown in the table include compensation paid to the named individuals as directors of the Bank.

Director Compensation(1)

	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Collin P. Baron	$74,550	$94,134	$168,684
George P. Carter	283,100	94,134	377,234
John K. Dwight	59,067	94,134	153,201
Jerry Franklin	101,650	94,134	195,784
Eunice S. Groark	63,150	94,134	157,284
Janet M. Hansen	68,750	94,134	162,884
Richard M. Hoyt	66,650	94,134	160,784
Jeremiah J. Lowney, Jr.	79,000	94,134	173,134
Mark W. Richards	61,434	94,134	155,568
James A. Thomas	78,350	94,134	172,484

(1)	The columns disclosing option awards, non-equity incentive plan compensation, changes in pension value and nonqualified deferred compensation earnings, and other forms of compensation have been omitted from the table because no director earned any compensation during 2009 of a type required to be disclosed in those columns.
(2)	Includes annual cash retainer, Committee chair retainer (if any) and per meeting fees paid by People’s United and the Bank. For Mr. Carter, includes fees paid for service as Chairman of the Board, and fees paid for non-meeting related services as Chairman of the Board and Chairman of the Audit Committee. For Mr. Franklin, includes fees paid for non-meeting related services as a member of the Audit Committee.
(3)	Reflects grant-date value ($16.02 per share) of 5,876 shares awarded to each director on May 7, 2009 pursuant to the Directors’ Equity Compensation Plan. Information about shares awarded under this plan and under the 2007 Recognition and Retention Plan that either remained subject to transfer restrictions or had not vested as of December 31, 2009 is as follows:

Directors’ Equity Compensation Plan

	Restricted Shares Outstanding at Dec. 31, 2009
	Number	Aggregate Value
All directors	11,226	$187,474

2007 Recognition and Retention Plan

	Unvested Shares Outstanding at Dec. 31, 2009
	Number	Aggregate Value
Messrs. Dwight and Richards	41,428	$691,848
Mr. Carter	68,772	1,148,492
All other directors	56,492	943,416

The aggregate values shown were determined by reference to the $16.70 closing price of People’s United common stock on December 31, 2009. No shares were awarded to directors in 2009 pursuant to the Recognition and Retention Plan.

Information about options previously awarded under the 2007 Stock Option Plan that were unexercised as of December 31, 2009 is as follows:

2007 Stock Option Plan

Name	Grant Date	Exercise Price	Unexercised Options Outstanding At Dec. 31, 2009
			Vested	Unvested
Messrs. Dwight and Richards	Jan. 17, 2008	$15.66	21,385	85,543
Mr. Carter	Dec. 7, 2007	$17.09	94,671	142,008
All other directors	Dec. 7, 2007	$17.09	77,766	116,649

No options were granted to directors in 2009 pursuant to this plan.

Compensation of the Board of Directors of People’s United is established by the board, upon recommendation of the Compensation, Nominating and Governance Committee. Directors who are employed by People’s United or any of its affiliates are not entitled to additional compensation for board or committee service. Directors who are not employed by People’s United receive compensation according to the following table:

Annual Fees:
Cash Retainer (all members)	$24,000
Equity Compensation (all members)	95,000
Chairman of the Board(1)	165,000
Lead Director(2)	65,000
Committee Chairman:
Audit Committee	10,500
Loan Review Committee(3)	8,000
All Other Committees(4)	4,000

Per-Meeting Attendance Fees:
Board meetings (all members)	$950
Committee meetings
Audit Committee
Chairman	1,450
Other Audit Committee members	1,200
Members of all Committees (except Audit)	950

(1)	Not payable if Chairman is an employee of People’s United.
(2)	Not payable if Lead Director also serves as Chairman.
(3)	Committee of the Bank’s board of directors.
(4)	Fee for service as Chairman of Executive Committee not payable if same individual also serves as Chairman of the Board.

Members of the Board of Directors of the Bank receive additional compensation for service as members of that Board and its committees. However, no separate compensation will be paid to a director of the Bank who attends a board or committee meeting that is held jointly with a board or committee meeting of People’s United and who is compensated for that meeting by People’s United.

A director who, by invitation, attends a meeting of a committee of which he or she is not a regular member will be paid the same attendance fee as is payable to members of that committee. From time to time, Mr. Carter performs certain additional services in his capacity as Chairman of the Audit Committee without a meeting of the Audit Committee (for example, meetings with representatives of the Company’s independent registered public accountants). In such cases, he receives an amount equal to the Chairman’s regular Audit Committee meeting attendance fee. In addition, Mr. Franklin periodically participates in the review of regulatory filings. Mr. Franklin receives an amount equal to his regular Audit Committee meeting attendance fee for participation in each such review.

In addition to cash fees, non-employee directors also receive compensation in the form of People’s United common stock under the People’s United Financial, Inc. Directors’ Equity Compensation Plan. Under the Directors’ Equity Compensation Plan, each director who is not an employee is granted an annual award of shares of People’s United common stock based on a target dollar value of $95,000. These grants are made immediately following each annual meeting of shareholders. A person appointed as a director between annual meetings is eligible for a full or partial grant of an annual award at the time of his or her appointment, in the discretion of the Compensation, Nominating and Governance Committee. No stock options may be granted pursuant to the Directors’ Equity Compensation Plan. A total of 312,765 shares remained available for issuance as stock grants pursuant to this plan at February 28, 2010.

Shares of common stock issued under the Directors’ Equity Compensation Plan vest immediately but are generally not transferable by a director until the third anniversary of the grant date or, if earlier, at the time he or she ceases to be a People’s United director. In the event of a director’s death, shares of common stock held in his or her name will be issued to his or her beneficiary. All transfer restrictions will lapse upon a change in control, as that term is defined in the plan. At February 28, 2010, transfer restrictions remained in effect with respect to a total of 112,260 shares previously issued pursuant to the Directors’ Equity Compensation Plan.

Non-employee directors may also receive compensation in the form of stock awards under the 2007 Recognition and Retention Plan, and in the form of stock options under the 2007 Stock Option Plan. The Board of Directors does not intend to make recurring grants under these plans to members of the board, or otherwise to use these plans as a routine source of equity compensation for directors. The Board may make grants under one or both of these plans to individuals when they are first elected as directors. No grants were made to directors in 2009 under either of these plans.

Shares of common stock issued to directors under the 2007 Recognition and Retention Plan and stock options granted to directors under the 2007 Stock Option Plan will vest in 20% increments over the five-year period beginning on the date of grant. All awards will become vested upon a director’s death or disability, or upon a change in control of the Company, as that term is defined in the plans. At February 28, 2010, a total of 526,358 shares previously issued to directors pursuant to the 2007 Recognition and Retention Plan remained unvested.

Cash dividends payable with respect to shares of common stock issued to directors under the Directors’ Equity Compensation Plan and under the 2007 Recognition and Retention Plan are paid in the same amount and at the same time as dividends are paid to shareholders generally. Stock dividends, stock splits and similar transactions will have the same effect on shares of stock issued pursuant to the Directors’ Equity Compensation Plan and under the 2007 Recognition and Retention Plan as on all other outstanding shares of People’s United common stock.

Prior to 1998, Dr. Lowney deferred a portion of his director compensation pursuant to two non-qualified deferred compensation arrangements maintained by Norwich Financial Corporation for the benefit of its directors. People’s United Bank assumed responsibility for these plans in 1998. During 2009, Dr. Lowney was credited with earnings of $5,387 under one such arrangement (providing for earnings at a fixed annual rate of 8.5%), and earnings of $21,158 under the other such arrangement (providing for earnings determined by reference to earnings on a group of mutual funds previously specified by Dr. Lowney).

Prior to 2008, Messrs. Dwight and Richards deferred a portion of their director compensation pursuant to non-qualified deferred compensation plans maintained by Chittenden for the benefit of its directors. People’s United assumed responsibility for these plans in 2008. Under the terms of these plans, earnings were credited to their respective accounts during 2009 ($20,288 for Mr. Dwight; $67,322 for Mr. Richards) at a rate equal to the Company’s yield on average earning assets. This rate was 4.23% for 2009.

Stock Ownership Guidelines. The Board of Directors has adopted guidelines for stock ownership by directors in order to encourage members of the Board to increase their ownership of the Company’s stock over time. Under these guidelines, directors with at least five years of Board service are expected to own shares of the Company’s common stock with a value equal to five times the value of the then-current annual cash retainer and stock award, or $595,000, as of December 31, 2009. The guidelines also provide that directors who have less than five years of Board service are expected to own shares of People’s United common stock with a value equal to three times the then-current value of the annual cash retainer and stock award by the annual meeting following the director’s third anniversary of Board service, and are expected to own shares of common stock with a value equal to five times the then-current value of the annual cash retainer and stock award by the annual meeting following the fifth anniversary of Board service. Messrs. Dwight and Richards, who joined the Board of Directors in January 2008, are subject to these transitional guidelines. The stock ownership of all members of the Board of Directors was in compliance with applicable guidelines as of December 31, 2009.

Certain Transactions with Members of Our Board of Directors and Executive Officers

We engage in banking transactions (including loans and other extensions of credit) in the ordinary course of business with various business organizations which have directors or executive officers of the Company as their officers, partners, members and shareholders. We also extend credit to directors and executive officers of the Company and to members of their immediate families to the extent permitted under applicable laws and regulations. Such transactions are made in the ordinary course of business; are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not affiliated with the Company; and do not involve more than the normal risk of collectibility or present other unfavorable features.

Except as described above, during 2009 we did not engage in any transactions with any person or entity under circumstances where the director, executive officer or family member had a direct or indirect material interest in the transaction.

ITEM II. RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP, certified public accountants, as People’s United’s independent registered public accounting firm for the year ending December 31, 2010. KPMG LLP has served as the Company’s independent registered public accounting firm since 2007, and as the independent registered public accounting firm for the Bank since 1986. In taking this action, the Audit Committee reviewed the firm’s professional competence, proposed audit scope and related fees, and the types of non-audit services rendered by the firm and related fees. Fees billed by KPMG LLP to People’s United (which includes fees billed to its affiliates) for professional services rendered during each of the two most recent fiscal years were as follows:

Audit Fees

Fees for the integrated audit of People’s United’s annual consolidated financial statements and internal control over financial reporting for the fiscal years ended December 31, 2009 and December 31, 2008 and for the review of interim consolidated financial statements included in the Company’s Form 10-Q filings during those years totaled $1,615,000 in 2009 and $1,595,000 in 2008.

Audit-Related Fees

Fees for assurance and related services reasonably related to the audit or review of People’s United’s financial statements and those of its subsidiaries (to the extent not classified as “Audit Fees”) totaled $188,264 in 2009 and $101,000 in 2008. For each of those years, these services consisted of: financial statement audits of various employee benefit plans and preparation of a report on certain internal control policies and procedures of the Bank’s Wealth Management and Trust Department.

Tax Fees

People’s United did not pay any fees for tax compliance, tax advice or tax planning services to KPMG LLP either in 2009 or 2008.

All Other Fees

KPMG LLP did not provide or bill for any products and professional services other than those included in the three categories listed above either in 2009 or 2008.

The Audit Committee has sole authority to appoint the Company’s independent registered public accounting firm. In making this appointment, the Audit Committee carefully considered the firm’s qualifications as auditors for People’s United. This included a review of its performance in prior years, as well as its reputation for integrity and competence in the fields of accounting and auditing. The Committee has expressed its satisfaction with KPMG LLP in all of these respects. In addition, the Audit Committee considered the matters discussed above under the heading “Audit Committee Report”. The Audit Committee also considered factors relating to the independence of KPMG LLP, including whether KPMG LLP’s provision of non-audit services (i.e., services giving rise to fees other than the audit fees disclosed above) is compatible with maintaining KPMG LLP’s independence.

By resolution adopted on July 19, 2007, the Audit Committee has delegated to George P. Carter (Chairman of the Audit Committee and an independent director under applicable listing standards) the authority to pre-approve the rendering of audit services and permissible non-audit services by People’s United’s independent registered public accounting firm. Mr. Carter is required to report any exercise of this authority to the full Audit Committee at its next scheduled meeting, and to seek the Audit Committee’s ratification of any action so taken.

In recognition of the important role of the independent registered public accounting firm, the Board of Directors has determined that the appointment of KPMG LLP should be submitted to the shareholders for ratification.

Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement and will be available to respond to appropriate questions from shareholders present at the annual meeting.

The Board of Directors recommends that shareholders vote “FOR” ratification of the appointment of KPMG LLP as the independent registered public accounting firm for People’s United for the year ending December 31, 2010.

ITEM III. SHAREHOLDER PROPOSAL

People’s United has received one shareholder proposal for presentation at the annual meeting. This proposal is included in this proxy statement in compliance with applicable Securities and Exchange Commission rules. People’s United is not responsible for the content of the proposal, or for the content or accuracy of the statement submitted by the proposing shareholder in support of the proposal.

The United Brotherhood of Carpenters Pension Fund, having offices at 101 Constitution Avenue, N.W., Washington, D.C. 20001, the beneficial owner of 5,453 shares of Common Stock, has proposed the adoption of the following resolution and has furnished the following statement in support of its proposal:

Director Election Majority Vote Standard Proposal

Resolved: That the shareholders of People’s United Financial, Inc. (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s corporate governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement: In order to provide shareholders a meaningful role in director elections, the Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. The Company presently uses a plurality vote standard in all director elections. Under the plurality standard, a board nominee can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett Packard, Morgan Stanley, Home Depot, Gannett, Marathon Oil, and Pfizer, have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election. Other companies have responded only partially to the call for change by simply adopting post election director resignation policies that set procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. At the time of this proposal submission, People’s United Financial and its Board had not taken either action.

We believe that a post election director resignation policy without a majority vote standard in company governance documents is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the board can then take action to develop a post election procedure to address the status of directors that fail to win election. A majority vote standard combined with a post election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the board an important post election role in determining the continued status of an unelected director. We urge the Board to take this important step of establishing a majority vote standard in the Company’s governance documents.

Board of Directors Statement Regarding Shareholder Proposal

The Board of Directors neither supports nor opposes this proposal, and makes no recommendation regarding how you should vote on this proposal.

OTHER MATTERS

The Board of Directors knows of no other business to be presented at the annual meeting. In the event that matters not known at this time should come before the meeting, the form of proxy confers certain discretionary authority with respect to these matters and, unless such authority is withdrawn on the form of proxy, it is the intention of the persons named in the proxy to vote in accordance with their judgment on these matters.

SUBMISSION OF SHAREHOLDER PROPOSALS

In order to be considered for inclusion in People’s United’s proxy materials for the annual meeting of shareholders in 2011, shareholder proposals must be received by the Company at its principal executive offices no later than November 23, 2010. Under Securities and Exchange Commission rules relating to the exercise of discretionary voting authority when a shareholder commences his or her own proxy solicitation or intends to present a proposal from the floor of the shareholders meeting, shareholders are advised that under the advance notice provisions of People’s United’s bylaws a shareholder proposal will be considered untimely, with respect to the annual meeting in 2010, if received by People’s United after April 5, 2010, which is ten days following the date notice of the annual meeting was first given to shareholders. Shareholder proposals and other advance notices must be submitted to People’s United Financial, Inc., 850 Main Street, Bridgeport, Connecticut 06604, Attention: Corporate Secretary.

AVAILABILITY OF FORM 10-K

People’s United’s Annual Report on Form 10-K is available through the Securities and Exchange Commission’s website on the internet at www.sec.gov. You may obtain a copy of this report without charge by sending a written request to: Debbie A. Healey, Investor Relations, People’s United Financial, Inc., 850 Main Street, 15th Floor, Bridgeport, CT 06604. This report will also be available on the Bank’s website, www.peoples.com, without charge.

By Order of the Board of Directors

Susan D. Stanley, Secretary

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to be Held on May 6, 2010

The proxy statement and Annual Report on Form 10-K are available at:

http://www.proxyvoting.com/pbct

Meeting information:

•	When: 9:00 a.m. Eastern time on May 6, 2010

•	Where: 850 Main Street, Bridgeport, Connecticut

•	Why: To vote on the following three items:

•	Election of directors

•	Ratification of appointment of KPMG LLP as independent registered public accounting firm for People’s United Financial, Inc.

•	Consideration of and voting on shareholder proposal to change the voting standard for director elections that are not contested

Management recommends a vote in favor of the first and second items, and makes no recommendation with respect to the third item. Please read the proxy statement for more information about each of these items.

If you wish to vote electronically or by telephone, the control/identification number and other information you will need is printed on the proxy card that is enclosed with this proxy statement.

You may attend the meeting and vote in person if you choose to do so. If you need directions, please call Investor Relations at 203-338-7228.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY.

We encourage you to take advantage of Internet or telephone voting.

Both are available 24 hours a day, 7 days a week.

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the shareholder meeting date.

People’s United Financial, Inc.	INTERNET http://www.proxyvoting.com/pbct Use the Internet to vote your proxy. Have your proxy card in hand when you access the web site.
OR
TELEPHONE 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call.
If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.
Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

WO# 69875	Fulfillment# 70426

▼ FOLD AND DETACH HERE ▼

	Please mark your votes as	☒
THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR LISTED BELOW IN ITEM 1, “FOR” ITEM 2 AND “ABSTAIN” WITH RESPECT TO ITEM 3.	indicated in this example

		FOR ALL	WITHHOLD FOR ALL	*EXCEPTIONS

1.	ELECTION OF DIRECTORS Nominees:	☐	☐	☐
01 John K. Dwight
02 Janet M. Hansen
03 Mark W. Richards
(INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box and write that nominee’s name in the space provided below.)

*Exceptions

		FOR	AGAINST	ABSTAIN

2.	Vote to ratify KPMG LLP as our independent registered public accounting firm for 2010	☐	☐	☐
		FOR	AGAINST	ABSTAIN

3.	Vote on a shareholder proposal to change the voting standard for director elections that are not contested	☐	☐	☐
YES

	I will attend meeting		☐

Mark Here for Address Change or Comments SEE REVERSE	☐

Signature	Signature	Date

NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymelon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of shareholders. The Proxy Statement and the 2009 Annual Report on Form 10-K are available at: http://www.proxyvoting.com/pbct

▼  FOLD AND DETACH HERE  ▼

PROXY

PEOPLE’S UNITED FINANCIAL, INC.

Annual Meeting of Shareholders – May 6, 2010

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Eunice S. Groark, Richard M. Hoyt, and James A. Thomas, or any two of them, and their respective substitutes or delegates, as proxies to represent and to vote, as specified on the reverse side hereof, all of the shares of capital stock of People’s United Financial, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held on May 6, 2010 and at any postponement or adjournment thereof; and subject to direction by a majority of the Board of Directors, to vote such shares and to represent the undersigned in respect of other matters properly brought before the meeting.

WHERE PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE SIGNING SHAREHOLDER ON THE REVERSE SIDE HEREOF. UNLESS A CONTRARY OR “ABSTAIN” VOTE IS SPECIFIED, OR UNLESS THE AUTHORITY TO VOTE FOR ELECTION OF ANY NOMINEE FOR DIRECTOR IS WITHHELD IN ACCORDANCE WITH THE INSTRUCTIONS ON THE REVERSE SIDE HEREOF, THIS PROXY WILL BE VOTED “FOR” THE ELECTION OF EACH NOMINEE FOR DIRECTOR, “FOR” ITEM 2, AND “ABSTAIN” WITH RESPECT TO ITEM 3. IF ANY OTHER MATTER IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED AS A MAJORITY OF THE BOARD OF DIRECTORS DETERMINES.

If you hold shares of People’s United Financial common stock indirectly through any employee benefit plan maintained by People’s United Financial or any of its affiliates, this card also provides voting instructions for shares held on your behalf through any such plan. Please note that voting instructions for shares of common stock held through any such plan must be received no later than April 29, 2010. The undersigned hereby authorizes the Trustee of each employee benefit plan maintained by People’s United Financial or any of its affiliates to vote all shares of People’s United Financial common stock held on behalf of the undersigned through any such plan at the Annual Meeting of Shareholders or at any adjournment thereof, in accordance with the instructions on the reverse side. IF NO INSTRUCTIONS ARE GIVEN, THE TRUSTEE WILL VOTE OR ABSTAIN FROM VOTING SUCH SHARES IN ACCORDANCE WITH THE TERMS OF THE APPLICABLE PLAN.

Address Change/Comments (Mark the corresponding box on the reverse side)	BNY MELLON SHAREOWNER SERVICES P.O. BOX 3550 SOUTH HACKENSACK, NJ 07606-9250
(Continued and to be marked, dated and signed, on the other side)
	WO# 69875	Fulfillment# 70426